Exhibit 10.39

AMENDED AND RESTATED FINANCING AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION

(AS AGENT AND AS LENDER)

and

THE OTHER LENDERS SIGNATORY HERETO

FROM TIME TO TIME

(AS LENDERS)

with

RAFAELLA APPAREL GROUP, INC.

and

THE OTHER LOAN PARTIES SIGNATORY HERETO

(AS LOAN PARTIES)

May 21, 2010

TABLE OF CONTENTS

I.	DEFINITIONS		2
	1.1.	Accounting Terms	2
	1.2.	General Terms	2
	1.3.	UCC Terms	22
	1.4.	Certain Matters of Construction	22

II.	ADVANCES, PAYMENTS		22
	2.1.	Maximum Advances	22
	2.2.	Procedure for Borrowing	23
	2.3.	Disbursement of Advance Proceeds	26
	2.4.	Intentionally Omitted	26
	2.5.	Intentionally Omitted	26
	2.6.	Repayment of Advances	26
	2.7.	Repayment of Excess Revolving Advances	27
	2.8.	Statement of Account	27
	2.9.	Letters of Credit and Air Releases/Steamship Guarantees	27
	2.10.	Issuance of Letters of Credit and Air Releases/Steamship Guarantees	28
	2.11.	Requirements For Issuance of Letters of Credit and Air Releases/Steamship Guarantees	29
	2.12.	Additional Payments	30
	2.13.	Manner of Borrowing and Payment	31
	2.14.	Mandatory Prepayments	31
	2.15.	Use of Proceeds	32
	2.16.	Defaulting Lender	32
	2.17.	Term Loans	33

III.	INTEREST AND FEES		33
	3.1.	Interest	33
	3.2.	Letter of Credit and Air Release/Steamship Guarantee Fees; Cash Collateral	34
	3.3.	Loan Fees	35
	3.4.	Computation of Interest and Fees	35
	3.5.	Maximum Charges	36
	3.6.	Increased Costs	36
	3.7.	Basis For Determining Interest Rate Inadequate or Unfair	37
	3.8.	Capital Adequacy	37
	3.9.	Gross-Up for Taxes	38

IV.	COLLATERAL: GENERAL TERMS		38
	4.1.	Security Interest in the Collateral	38
	4.2.	Perfection of Security Interest	39
	4.3.	Disposition of Collateral	40
	4.4.	Preservation of Collateral	40
	4.5.	Ownership of Collateral	40
	4.6.	Defense of Agent’s and Lenders’ Interests	41

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	4.7.	Books and Records	41
	4.8.	Financial Disclosure	41
	4.9.	Compliance with Laws	42
	4.10.	Inspection of Premises	42
	4.11.	Insurance	42
	4.12.	Failure to Pay Insurance	43
	4.13.	Payment of Taxes	43
	4.14.	Payment of Leasehold Obligations	44
	4.15.	Receivables	44
	4.16.	Inventory	46
	4.17.	Maintenance of Equipment	46
	4.18.	Exculpation of Liability	47
	4.19.	Environmental Matters	47
	4.20.	Financing Statements	49
	4.21.	Collateral Audits	49

V.	REPRESENTATIONS AND WARRANTIES		49
	5.1.	Authority	49
	5.2.	Formation and Qualification	50
	5.3.	Survival of Representations and Warranties	50
	5.4.	Tax Returns	50
	5.5.	Financial Statements	51
	5.6.	Organization Name	51
	5.7.	O.S.H.A. and Environmental Compliance	51
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default	52
	5.9.	Patents, Trademarks, Copyrights and Licenses	53
	5.10.	Licenses and Permits	53
	5.11.	No Defaults	54
	5.12.	No Burdensome Restrictions	54
	5.13.	No Labor Disputes	54
	5.14.	Margin Regulations	54
	5.15.	Investment Company Act	54
	5.16.	Disclosure	54
	5.17.	Delivery of Senior Note Documentation and Factoring Agreement	55
	5.18.	Swaps	55
	5.19.	Conflicts	55
	5.20.	Application of Certain Laws and Regulations	55
	5.21.	Business and Property of Loan Parties	55
	5.22.	Material Contracts	55

VI.	AFFIRMATIVE COVENANTS		56
	6.1.	Payment of Fees	56
	6.2.	Conduct of Business and Maintenance of Existence and Assets	56
	6.3.	Violations	57
	6.4.	Government Receivables	57
	6.5.	Execution of Supplemental Instruments	57
	6.6.	Payment of Indebtedness	57

	6.7.	Standards of Financial Statements	57
	6.8.	Financial Covenants	57
	6.9.	Subsidiaries	59

VII.	NEGATIVE COVENANTS		59
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	59
	7.2.	Creation of Liens; Negative Pledges	59
	7.3.	Guarantees	59
	7.4.	Investments	60
	7.5.	Loans	60
	7.6.	Intentionally Omitted	60
	7.7.	Dividends and Distributions	60
	7.8.	Indebtedness	61
	7.9.	Nature of Business	62
	7.10.	Transactions with Affiliates	62
	7.11.	Intentionally Omitted	62
	7.12.	Subsidiaries	62
	7.13.	Fiscal Year and Accounting Changes	63
	7.14.	Pledge of Credit	63
	7.15.	Amendment of Organizational Documents and Material Agreements	63
	7.16.	Compliance with ERISA	63
	7.17.	Prepayment of Indebtedness	64
	7.18.	Senior Secured Notes	64
	7.19.	State of Organization	64
	7.20.	Other Agreements	64

VIII.	CONDITIONS PRECEDENT		64
	8.1.	Closing Conditions	64
	8.2.	Conditions to Each Advance and Each of the Term Loans	66
	8.3.	Conditions to Each Term Loan	67

IX.	INFORMATION AS TO BORROWER		67
	9.1.	Disclosure of Material Matters	67
	9.2.	Schedules	67
	9.3.	Environmental Reports	68
	9.4.	Litigation	68
	9.5.	Material Occurrences	68
	9.6.	Government Receivables	69
	9.7.	Annual Audited Financial Statements	69
	9.8.	Semi-Annual Reviewed Financial Statements	69
	9.9.	Quarterly Internally Prepared Financial Statements	70
	9.10.	Other Reports	70
	9.11.	Additional Information	70
	9.12.	Projected Operating Budget	71
	9.13.	Variances From Operating Budget	71
	9.14.	Notice of Suits, Adverse Events	71
	9.15.	ERISA Notices and Requests	72

	9.16.	Additional Documents	72

X.	EVENTS OF DEFAULT		72

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		74
	11.1.	Rights and Remedies	74
	11.2.	Allocation of Payments After Event of Default	75
	11.3.	Agent’s Discretion	77
	11.4.	Setoff	77
	11.5.	Rights and Remedies not Exclusive	78

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		78
	12.1.	Waiver of Notice	78
	12.2.	Delay	78
	12.3.	Jury Waiver	78

XIII.	EFFECTIVE DATE AND TERMINATION		79
	13.1.	Term	79
	13.2.	Termination	79

XIV.	REGARDING AGENT		79
	14.1.	Appointment	79
	14.2.	Nature of Duties	80
	14.3.	Lack of Reliance on Agent and Resignation	80
	14.4.	Certain Rights of Agent	81
	14.5.	Reliance	81
	14.6.	Notice of Default	81
	14.7.	Indemnification	82
	14.8.	Agent in its Individual Capacity	82
	14.9.	Delivery of Documents	82
	14.10.	Intentionally Deleted	82
	14.11.	Agent under Collateral Documents and Guaranty	82

XV.	GUARANTEE		83
	15.1.	Guaranty	83
	15.2.	Waivers	83
	15.3.	No Defense	84
	15.4.	Guaranty of Payment	84
	15.5.	Liabilities Absolute	84
	15.6.	Waiver of Notice	85
	15.7.	Agent’s Discretion	85
	15.8.	Reinstatement	85
	15.9.	Action Upon Event of Default	87
	15.10.	Statute of Limitations	87
	15.11.	Interest	87
	15.12.	Guarantor’s Investigation	88
	15.13.	Termination	88

	15.14.	Discharge of Guaranty Upon Sale of Guarantor	88

XVI.	MISCELLANEOUS		88
	16.1.	Governing Law	88
	16.2.	Entire Understanding; Amendments	89
	16.3.	Successors and Assigns; Participations; New Lenders	91
	16.4.	Application of Payments	93
	16.5.	Indemnity	94
	16.6.	Notice	94
	16.7.	Survival	96
	16.8.	Severability	96
	16.9.	Expenses	96
	16.10.	Injunctive Relief	96
	16.11.	Consequential Damages	97
	16.12.	Captions	97
	16.13.	Counterparts; Telecopied Signatures	97
	16.14.	Construction	97
	16.15.	Confidentiality; Sharing Information	97
	16.16.	Publicity	98

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List of Exhibits and Schedules

Exhibits

Exhibit A	Form of Borrowing Base Certificate
Exhibit 2.1(a)	Form of Revolving Credit Note
Exhibit 2.17	Form of Term Note
Exhibit 6.9	Form of Joinder Agreement
Exhibit 16.3	Form of Commitment Transfer Supplement

Schedules

Schedule 2.10(g)	Existing Letters of Credit and Existing Air Release/Steamship Guarantees
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(c)	Location of Executive Offices
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries and Equityholders
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.13	Labor Disputes
Schedule 5.22	Material Contracts
Schedule 7.2	Existing Liens
Schedule 7.4	Investments
Schedule 7.8	Existing Indebtedness

AMENDED AND RESTATED FINANCING AGREEMENT

Amended and Restated Financing Agreement dated as of May 21, 2010 among RAFAELLA APPAREL GROUP, INC., a Delaware corporation (the “Borrower”), Verrazano, Inc., a New York corporation (“Verrazano”), each other subsidiary of the Borrower which becomes a guarantor of the obligations hereunder from time to time (collectively with Verrazano, the “Guarantors”; each a “Guarantor”), HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), CERBERUS CAPITAL MANAGEMENT, L.P., a Delaware limited partnership, (“CCM”) and the other financial institutions which are now or which hereafter become a party hereto (with respect to their Commitments to make Advances) (each a “Lender” and collectively, the “Lenders”), CCM, as the term loan lender (“Term Lender”) and HSBC, as agent for the Lenders and the Term Lender (in such capacity, the “Agent”).

BACKGROUND

Borrower and Guarantors (jointly and severally, “Loan Parties”), Lenders and Agent entered into a certain Financing Agreement dated as of June 20, 2005 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Original Financing Agreement”) pursuant to which Agent and Lenders provide Borrower with certain financial accommodations.

Loan Parties, Term Lender, Lenders and Agent entered into a certain Amended and Restated Financing Agreement dated as of February 22, 2010 (the “Originally Restated Agreement”) pursuant which Term Lender agreed to extend to Borrower a term loan in the aggregate principal amount of up to $10,000,000 (“Proposed Term Loan”), as a “first-in last-out” loan, repayable by Borrower as set forth in therein, with the concurrent reduction in the Maximum Loan Amount from $30,000,000 to $20,000,000.  Term Lender agreed to fund the Proposed Term Loan on the terms and subject to the conditions set forth therein.  The Originally Restated Agreement purported to amend and modify the Original Financing Agreement, inter alia, to (a) provide for the Proposed Term Loan, (b) modify the amount of the Availability Reserve, (c) modify the Working Capital requirements, (d) modify the Net Income requirements and (e) extend the term of the Financing Agreement from December 15, 2010 to April 1, 2011.  The conditions precedent to the effectiveness of the Originally Restated Agreement were not satisfied and, prior to the effectiveness of this Agreement, the Original Financing Agreement remains in full force and effect.

Loan Parties have now requested Lender and Agent to again amend and modify the Original Financing Agreement, inter alia, to (a) provide for Term Lender to extend Term Loans, from time to time, in the aggregate sum of up to $5,000,000, (b) eliminate the right of Borrower to obtain Revolving Advances during the period commencing on the Closing Date hereunder and continuing until after December 15, 2010, and provide for Revolving Advances thereafter to be funded by CCM in an aggregate amount not to exceed $5,000,000 from time to time outstanding, (c) require the cash collateralization of all Letters of Credit and Air Release/Steamship Guarantees on and after December 16, 2010, (d) revise the Borrowing Base and the requirements for Cash Collateral, (e) revise the Minimum Working Capital requirements and (f) extend the term of the Financing Agreement from December 15, 2010 to June 10, 2011, and Agent and Lenders (including without limitation HSBC and CCM) are willing to do so on the terms and conditions set forth herein.

Loan Parties, Term Lender, Lenders and Agent now wish to amend and restate the Original Financing Agreement on the terms and conditions set forth in this Agreement.

AMENDMENT AND RESTATEMENT

The parties hereto acknowledge and agree that the Originally Restated Agreement was ineffective due to the failure of the conditions precedent set forth therein to be timely satisfied.  Upon and subject to the satisfaction of the conditions precedent set forth in Section 8.1, the terms, conditions, covenants, agreements, representations and warranties contained in the Original Financing Agreement shall be deemed amended and restated in their entirety as follows and the Original Financing Agreement shall be consolidated with and into and superseded by this Agreement; provided, however, that nothing contained in this Agreement shall impair, limit or affect the Liens heretofore granted, pledged and/or assigned to Agent and Lenders as security for Borrower’s Obligations to Lenders under the Original Financing Agreement or for Borrower’s Obligations to Term Lender under this Agreement.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Guarantors, Term Lender, Lenders and Agent hereby agree as follows:

I.                                         DEFINITIONS.

1.1.                              Accounting Terms.

As used in this Agreement, the Notes, any Other Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended June 30, 2009.

1.2.                              General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7.

“ACH Transactions” shall mean any cash management, disbursement, or related services, including overdrafts and the automated clearinghouse transfer of funds by HSBC or any affiliate of HSBC for the account of any Loan Party.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Rate Loan for any Interest Period a rate of interest equal to:

(a)                                  the offered rate for deposits in U.S. dollars in the London interbank market for the relevant Interest Period which is shown on the Reuters Screen LIBOR01 as of 11:00 a.m.

(London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if, for any reason, such a rate is not published by the British Bankers’ Association or available on the Reuters Screen LIBOR01, Adjusted LIBO Rate shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (0.0625%)) at which Agent determines that U.S. dollars in an amount comparable to the amount of the applicable Advances or Term Loans are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Agent; divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate (if greater than zero) to be rounded upward to the next whole multiple of one-sixteenth of one percent (0.0625%).

“Advance Rates” shall mean the Receivables Advance Rate and the Inventory Advance Rate.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, and Air Release/Steamship Guarantees.

“Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Financing Agreement, as amended, restated, modified or supplemented from time to time.

“Air Release/Steamship Guarantee” shall mean a guarantee issued by Agent, a Lender or any Affiliate of Agent or a Lender to a steamship line or airway carrier for the benefit of Borrower covering the absence for any reason of a steamship or airway bill of lading applicable to goods shipped to Borrower to expedite delivery of such goods and to facilitate Customs entry.

“Assignment of Factoring Proceeds” shall mean, the Assignment of Factoring Proceeds among Agent, Factor, and Borrower dated as of December 19, 2008, as such agreement may be supplemented, modified, amended, amended and restated, or replaced from time to time with the consent of Agent.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Availability Reserve” shall mean (a) $10,000,000 from the Closing Date through December 15, 2010 and (b) $0 on and after December 16, 2010.

“Bank Products” shall mean each and any of the following types of services or facilities extended to the Loan Parties by HSBC or any Affiliate of HSBC:  (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH Transactions, and interstate depository network services); (c) return items; (d) Hedge Agreements, and (e) foreign exchange.

“Base Rate” shall mean, on any date, a variable rate of interest per annum equal to the greater of (a) the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as determined by Agent (or any successor to Agent) announced from time to time by HSBC (or any successor to HSBC) (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Rate plus ½ of 1% and (c) the equivalent of the Eurodollar Rate for a one month period plus 100 basis points (1%) (for the avoidance of doubt, with such Eurodollar Rate under this clause (c) being determined pursuant to the definitions of “Eurodollar Rate” and “Adjusted LIBO Rate”, each as set forth in this Agreement, with respect to a Eurodollar Rate Loan and an Interest Period beginning on such date).

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Borrower’s Account” shall have the meaning set forth in Section 2.8.

“Borrowing Base Certificate” shall mean a certificate duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit A.

“Business Day” shall mean, with respect to Eurodollar Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits, in London, England and New York, New York, and with respect to all other matters, any day other than a day on which commercial banks in New York are authorized or required by law to close.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Cash Collateral” shall have the meaning set forth in Section 6.8(c).

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof; (b) commercial paper maturing no more than 1 year from the date issued and, at the time of acquisition, having one of the two highest ratings obtainable from Standard & Poor’s Corporation or Moody’s Investment Service when acquired; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, one of two highest ratings from Standard & Poor’s Corporation or Moody’s Investors Service, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency when acquired and not subject to setoff rights in favor of such bank and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $250,000,000, and (iii) has one of the two highest ratings obtainable from Standard & Poor’s Corporation or Moody’s Investors Service when acquired.

“CCM” shall mean Cerberus Capital Management L.P., a Delaware limited partnership.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Loan Party to a Person who is not a Permitted Holder; (b) more than 50% of the equity interests in any Loan Party (including for the purposes of the calculation of percentage ownership, any equity interests into which any equity interests in any Loan Party held by any of the Permitted Holders is convertible or for which any such equity interests in any Loan Party or of any other Person may be exchanged and any equity interests issuable to such Permitted Holders upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Permitted Holders) (with full power to elect directors) is no longer owned or controlled by a Person who is a Permitted Holder or (c) any merger or consolidation of or with any Loan Party or sale of all or substantially all of the property or assets of any Loan Party.  For purposes of this definition, “control” of a Person shall mean (x) ownership of, or the right to vote, more than 50% of the securities having ordinary voting power for the election of directors or managers of such Person or (y) the power, direct or indirect, to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, Loan Parties or any of their Affiliates.

“Closing Date” shall mean the date that all conditions precedent to the effectiveness of the amendment and restatement set forth in Section 8.1 of this Agreement shall have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include:

(a)                                  all Receivables;

(b)                                 all Equipment;

(c)                                  all General Intangibles;

(d)                                 all Inventory;

(e)                                  all Investment Property;

(f)                                    all Real Property;

(g)                                 all of each Loan Party’s right, title and interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in-transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all supporting obligations and all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Loan Party’s contract rights, rights of payment which have been earned under a contract right, letter of credit rights (whether or not the letter of credit is evidenced by a writing), instruments (including promissory notes), documents, chattel paper (whether tangible or electronic), warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by any Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods, personal property or real property now owned or hereafter acquired in which any Loan Party has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Loan Party;

(h)                                 all of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents relating to clauses (a), (b), (c), (d), (e), (f) or (g) of this definition; and

(i)                                     all proceeds and products of clauses (a), (b), (c), (d), (e), (f), (g) and (h) of this definition in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds; provided, however, that the Collateral shall not in any event include (1) any interest of any Loan Party in any premises leased by any Loan Party at any time or (2) any interest in the capital stock of any Subsidiary organized in a jurisdiction other than a State of the United States or the District of Columbia in excess of 65% of the voting power of all classes, series or designations of equity interests of such Subsidiaries entitled to vote.

“Commitment Percentage” of Term Lender shall mean, as of the Closing Date, 100% with respect to the Term Loans and of any Lender shall mean, (a) as of the Closing Date and continuing through December 15, 2010, 100% with respect to HSBC and (b) as of December 16, 2010 and continuing thereafter, 80% with respect to HSBC and 20% with respect to CCM; provided, however, that on and after December 16, 2010 (x) for purposes of determining the Commitment Percentages of the Lenders with respect to Revolving Advances, HSBC’s Commitment Percentage shall be 0% and CCM’s Commitment Percentage shall be 100%, and (y) for purposes of determining the Commitment Percentages of the Lenders with respect to Letters of Credit and/or Air Releases/Steamship Guarantees, HSBC’s Commitment Percentage shall be 100% and CCM’s Commitment Percentage shall be 0%, as each may be adjusted upon any assignment by a Lender or Term Lender pursuant to Section 16.3.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes (x) a portion of the outstanding Advances and the obligation of Lenders to make Advances under this Agreement and/or (y) a portion of the obligation of Term Lender to make the Term Loans under this Agreement, or after the Term Loans has been made, a portion of the outstanding Term Loans.

“Commitments” shall mean, as to any Lender, its obligation to make Advances (including participating in Letters of Credit) in an aggregate amount not to exceed at any one time outstanding the amount set forth below such Lender’s name on the signature page hereof under the heading “Commitment”, as same may be adjusted in accordance with this Agreement.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Current Assets” at a particular date, shall mean all (a) cash and cash equivalents, (b) Receivables, and (c) Inventory, in each case of Loan Parties on a Consolidated Basis; provided, however, that such amounts shall not include amounts owing by contractors to Borrower with respect to Inventory of Borrower which is located at such contractors.

“Current Liabilities” at a particular date, shall mean, without duplication, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Loan Parties on a Consolidated Basis, as at such date, but in any event including, without limitation, the amounts of (a) all Indebtedness of Loan Parties on a Consolidated Basis payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of any Loan Party (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period; provided, however, that for purposes of determining Working Capital, notwithstanding the fact that such Indebtedness may then be due and payable within twelve (12) months, Current Liabilities shall be deemed at all times to exclude the Senior Note Debt and the Term Loans.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which any Loan Party is to deliver any personal property or perform any services.

“Customs” shall mean the U.S. Customs Service and any successor thereto.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Defaulting Lender” shall have the meaning set forth in Section 2.16(a).

“Depository Accounts” shall have the meaning set forth in Section 4.15(h).

“Documentary Letters of Credit” shall mean all Letters of Credit issued in connection with this Agreement to pay the purchase price for Inventory purchased by Borrower.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance, or portion of the Term Loans, that bears interest based upon the Base Rate.

“Eligible Factored Receivables” shall mean Receivables that have been credit approved by the Factor pursuant to the Factoring Agreement and the proceeds of which will constitute part of the credit balance in favor of the Borrower thereunder and which have been assigned to Agent pursuant to an Assignment of Factoring Proceeds.

“Eligible Inventory” shall mean and include Inventory consisting of finished goods, owned by and in the possession of Borrower and located at premises of Borrower listed on Schedule 4.5, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its reasonable discretion, shall deem to be eligible Inventory, based on such considerations as Agent may from time to time deem appropriate in its reasonable discretion including, without limitation, whether such Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than Permitted Encumbrances) and whether such Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.  Eligible Inventory shall not include licensed or private-label Inventory, unless (i) Borrower is the owner of such license or private-label, or (ii) a consent, in form and substance satisfactory to Agent, has been obtained from the owner of such license or private-label with respect to Agent’s security interest in such Inventory.  Eligible Inventory shall include all Inventory in-transit for which title has passed to Borrower, which is insured to the full value thereof, and for which Agent has in its possession (a) all negotiable bills of lading, properly endorsed, and (b) all non-negotiable bills of lading issued in Agent’s name.

“Eligible Receivables” shall mean and include each Receivable of Borrower arising in the ordinary course of Borrower’s business which is not an Eligible Factored Receivable and which Agent, in its reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate in its reasonable discretion.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances described in clauses (a), (b), (c) and (f) of the definition thereof), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible Receivable if:

(a)                                  it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; provided that Portfolio Company Receivables shall be Eligible Receivables to the extent they otherwise meet the eligibility criteria;

(b)                                 it is due or unpaid more than ninety (90) days after the original due date;

(c)                                  more than 50% of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(d)                                 any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)                                  the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f)                                    the sale is to a Customer outside the United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

(g)                                 the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)                                 Agent believes, in its reasonable credit judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)                                     the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j)                                     the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale, except for customary rights of return in accordance with practices disclosed in writing to Agent;

(k)                                  the Receivables of the Customer exceed a credit limit determined by Agent, in its reasonable credit judgment, to the extent such Receivable exceeds such limit;

(l)                                     the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, (except that the amount of the Receivable in excess of such offset, deduction, defense, dispute or counterclaim shall not be ineligible due to the operation this clause (l)) or the Receivable is contingent in any respect or for any reason;

(m)                               the Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)           any return, rejection or repossession of the merchandise has occurred;

(o)           such Receivable is not payable to Borrower;

(p)           Receivables with respect to which the Customer is located in New Jersey, Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower is incorporated under the laws of such state or has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; or

(q)           such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d).

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, and occupational safety laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Loan Party, all of such Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of one percent (1%)) equal to the Adjusted LIBO Rate.

“Eurodollar Rate Loan” shall mean an Advance, or a portion of the Term Loans, at any time that bears interest based on the Adjusted LIBO Rate.

“Event of Default” shall mean the occurrence of any of the events set forth in Article X.

“Existing Air Release/Steamship Guarantee” shall have the meaning provided in Section 2.10(g).

“Existing Letter of Credit” shall have the meaning provided in Section 2.10(g).

“Factor” shall mean Wells Fargo Trade Capital, LLC and any other factor that is acceptable to Agent in its sole judgment.

“Factoring Agreement” shall mean (a) the Factoring Agreement (Collections) dated December 19, 2008 between Borrower and Factor, as such agreement may be supplemented, modified, amended, amended and restated, or replaced from time to time with the consent of Agent, (b) the Factoring Agreement (Collections) dated December 19, 2008 between Verrazano and Factor, as such agreement may be supplemented, modified, amended, amended and restated, or replaced from time to time with the consent of Agent, and (c) on and after the date, if any, Borrower enters into a Factoring Agreement in form and substance satisfactory to Agent in all respects with a Factor other than Wells Fargo Trade Capital, LLC, such Factoring Agreement, as it may be supplemented, modified, amended, amended and restated, or replaced from time to time with the consent of Agent.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

“Formula Amount” shall have the meaning set forth in Section 2.1(b).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Loan Party, all of such Loan Party’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, security interests or other security held by or granted to such Loan Party to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Guaranty” shall mean the guaranty set forth in Article XV of this Agreement and any other guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders and Term Lender.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Agreement” shall mean an Interest Rate Agreement or a Currency Agreement.

“HSBC” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“HSBC L/C Program” shall mean the HSBC Supply Chain Solutions program, as in effect from time to time.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include (a) all indebtedness, debt and similar monetary obligations of such Person whether direct or guaranteed; (b) all indebtedness for borrowed money; (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (d) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (e) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the Original Closing Date among Agent, Borrower and Senior Note Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Inventory” shall mean and include, as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party, and all documents of title or other documents representing them.

“Inventory Advance Cap” shall mean (a) $10,000,000 from the Closing Date through and including September 30, 2010, (b) $5,000,000 from October 1, 2010 through and including December 15, 2010 and (c) $0 from and after December 16, 2010.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(b)(y)(ii).

“Investment Property” shall mean and include as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, commodities accounts, stocks, mutual fund shares, money market shares and U.S. Government securities.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms thereof, it being agreed that so long as HSBC shall be Agent or a Lender, then the Issuer shall be HSBC (or any corporation that directly or indirectly controls or is controlled by or it under common control with HSBC); provided, however, that in the event that HSBC is neither Agent nor a Lender, the “Issuer” with respect to all subsequently issued Letters of Credit shall be any other Lender selected by Loan Parties.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.  For purposes of clarification, the term “Lender” or “Lenders” shall not include Term Lender, except as specifically set forth herein.

“Lender Default” shall have the meaning set forth in Section 2.16(a).

“Letter of Credit Application” shall have the meaning set forth in Section 2.10.

“Letter of Credit and Guarantee Fees” shall have the meaning set forth in Section 3.2.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Loan Party” shall mean, individually, the Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, the Borrower and the Guarantors.

“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Loan Parties and their respective Subsidiaries.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, assets or financial condition of the Loan Parties, taken as a whole, (b) any Loan Party’s ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, taken as a whole, or Agent’s Liens on any material amount of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s and Term Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Direct Debt Sublimit” shall mean (a) from the Closing Date through December 15, 2010, $0 and (b) from and after December 16, 2010, $5,000,000.

“Maximum Loan Amount” shall mean $30,000,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Income” shall mean, for any period, the aggregate income (or loss) of Loan Parties on a Consolidated Basis for such period, all computed and calculated in accordance with GAAP.

“Non-Defaulting Lenders” shall have the meaning set forth in Section 2.16(b).

“Notes” shall mean, collectively, the Revolving Credit Notes and the Term Note.

“Obligations” shall mean and include any and all of each Loan Party’s Indebtedness and/or liabilities to Agent, Term Lender, Lenders or any Issuer, or any Person that directly or indirectly controls or is controlled by or is under common control with Agent, Term Lender, any Lender or any Issuer, under this Agreement and the Other Documents, of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) including, without limitation, Bank Products and all obligations of any Loan Party under this Agreement and the Other Documents to Agent, Term Lender, Lenders or any Issuer to perform acts or refrain from taking any action.

“Original Closing Date” shall mean June 20, 2005.

“Original Term” shall have the meaning set forth in Section 13.1.

“Other Documents” shall mean the Notes, the Assignment of Factoring Proceeds and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Person and/or delivered to Agent or any Lender or Term Lender in respect of the transactions contemplated by this Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, more than 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender or Term Lender to participate in any of the Advances or the Term Loans and who shall have entered into a participation agreement in form and substance satisfactory to such Lender or Term Lender.

“Payment Office” shall mean initially 452 Fifth Avenue, New York, New York 10018; thereafter, such other office of Agent, if any, which it may designate by notice to the Borrower and to each Lender and Term Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Disposition” means (a) sales or other dispositions of equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales and leases of inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the Other Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, including without limitation, non-exclusive licenses of such Person’s company name to resellers pursuant to reseller agreements, and (e) dispositions permitted by Section 4.3.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent, Term Lender, Lenders and/or any Issuer, which, in each case, secure Obligations; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Loan Parties; provided, that, a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (f) judgment Liens that have been stayed or bonded and mechanics’, landlords’, carriers’, warehousemens’, workers’, materialmen’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not due or which are being contested in good faith by the applicable Loan Party; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Loan Parties and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.8(v); (h) Liens disclosed on Schedule 7.2, or on a title report delivered with respect to any real estate subject to a mortgage in favor of Agent; (i) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries; (j) any interest or title of a lessor or sublessor under any lease of real or personal property which is not a Capital Lease; (k) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (l) Liens in favor of Customs and revenue authorities or freight handlers or forwarders to secure payment of Customs duties in connection with the importation of goods; (m) any zoning or similar law or right reserved to or vested in any Governmental Body; (n) Liens securing Indebtedness permitted pursuant to Section 7.8(v); provided, any such Lien shall encumber only the asset acquired, constructed or improved with the proceeds of such Indebtedness and substitutions and replacements thereof and accessions and attachments thereto, and extensions, renewals and replacements of such Liens; provided, that any extension, renewal or replacement is no more restrictive in any material respect than the Liens so extended, renewed or replaced and does not extend to any additional property or assets; (o) customary security deposits under operating leases in the ordinary course of business; (p) customary rights of set off, bankers’ lien, refund or charge back under deposit agreements, the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; (q) Liens in connection with permitted repurchase obligations; (r) Liens in favor of any Loan Party; (s) (i) Liens on property, plant and equipment of a Person existing at the time such Person is merged with or into or consolidated with, or the assets of such Person are acquired by, Borrower or a Subsidiary thereof; provided, that such Liens were in existence prior to and were not incurred in connection with or in contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by Borrower or such Subsidiary and (ii) extensions, renewals and replacements of any Liens set forth in clause (i) of this subsection (s) provided, that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets; and (t) Liens in favor of the holders of Senior Secured Notes under the Senior Note Documentation.

“Permitted Holders” means (a) CCM and (b) any investment funds and managed accounts which are managed or advised by CCM or an Affiliate of CCM.

“Permitted Investments” means:

(a)           Investments in cash and Cash Equivalents;

(b)           obligations, stock or other ownership interests owned as of the Closing Date in any Subsidiary;

(c)           Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers of such Person in the ordinary course of business; or (ii) acquired as a result of foreclosure of a Lien securing an investment or the transfer of the assets subject to such Lien in lieu of foreclosure;

(d)           loans to the extent permitted under Section 7.5;

(e)           Investments described in Schedule 7.4;

(f)            extensions of credit to customers or advances, deposits and payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP;

(g)           Investments constituting non-cash consideration received by Borrower or any of its Subsidiaries in connection with Permitted Dispositions and other sales and dispositions permitted under Section 7.1(a); and

(h)           Investments under Hedge Agreements to the extent permitted under Section 7.8;

(i)            Investments in joint ventures with any buying agent of Borrower to facilitate the purchase of Inventory so long as Borrower shall not become liable in respect of any Indebtedness of such joint ventures in excess of $5,000,000 at any time outstanding; and

(j)            Investments in connection with the purchase or redemption of Senior Secured Notes made in accordance with Section 7.18.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Portfolio Company Receivable” means a Receivable of Borrower owing by an Affiliate of Borrower (i) that contains arms-length terms and arises in the ordinary course of business of Borrower and such Affiliate and (ii) the Customer with respect thereto is an Affiliate of Borrower solely as a result of common ownership by Permitted Holders or the existence of common directors with Borrower and such Customer.

“Purchaser” shall mean RA Cerberus Acquisition, LLC, a Delaware limited liability company.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c).

“Rafaella Inc.” shall mean Rafaella Sportswear, Inc., a Delaware corporation.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall have the meaning set forth in Section 4.19(i).

“Recapitalization” shall mean, collectively, (i) the contribution of the assets of Rafaella Inc. to Borrower and the assumption of the liabilities of Rafaella Inc. by Borrower, pursuant to the Contribution Agreement by and among Rafaella Inc., Borrower, Verrazano and RA Cerberus Acquisition, LLC, (ii) the issuance of the Senior Secured Notes, (iii) the acquisition of 100% of the preferred capital stock (which is convertible into 75% of the common capital stock) in Borrower by CCM pursuant to the Securities Purchase Agreement dated April 15, 2004 by and among RA Cerberus Acquisition, LLC, Borrower, Rafaella Inc., Verrazano and Ronald Frankel, and (iv) the redemption of the 75% of the common in Borrower owned by Rafaella Sportswear, Inc.

“Receivables” shall mean and include as to each Loan Party, all of such Loan Party’s accounts (including, without limitation, all health-care insurance receivables), contract rights, instruments (including promissory notes and other instruments evidencing Indebtedness owed to such Loan Party by their Affiliates), chattel paper (whether tangible or electronic), General Intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a).

“Release” shall have the meaning set forth in Section 5.7(c).

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least sixty six and two-thirds percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty six and two-thirds percent (66 2/3%) of the Commitment Percentages with respect to the Advances; provided, however, that (a) at all times when HSBC is a Lender, Required Lenders shall include HSBC, and (b) after the Commitments of the Lenders to make Advances have been terminated and all of the Obligations described in “FIRST” through “SEVENTH” of Section 11.2 have been satisfied in full, then “Required Lenders” shall mean Term Lenders holding at least sixty six and two-thirds percent (66 2/3%) of the outstanding Term Loans.

“Reserves” shall mean such reserves as Agent may reasonably deem proper and necessary from time to time, (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the security interests and other rights of Agent or any Lender or Term Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower to Agent is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect outstanding Letters of Credit and any cash collateralization thereof, or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default; and also including the Availability Reserve.

“Revolving Advances” shall mean Advances made other than Letters of Credit, and Air Release/Steamship Guarantees.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a).

“Revolving Formula Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the Base Rate with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus two and three quarters percent (2.75%) per annum with respect to Eurodollar Rate Loans.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of April 15, 2004, by and among Purchaser, Borrower, Rafaella Inc., Verrazano, and Ronald Frankel.

“Senior Note Agent” shall mean The Bank of New York, as Trustee, and its successors and assigns.

“Senior Note Debt” shall mean all Indebtedness of Borrower under or in connection with the Senior Note Documentation.

“Senior Note Documentation” shall mean the Senior Note Indenture, the Senior Secured Notes and any agreements, documents and instruments relating thereto.

“Senior Note Indenture” shall mean that certain Indenture dated as of June 20, 2005 among Borrower, the Guarantors and The Bank of New York, as Trustee and Collateral Agent as amended by that certain First Supplemental Indenture dated as of July 12, 2006.

“Senior Secured Notes” shall mean the 11.25% Senior Secured Notes due 2011 issued by Borrower.

“Standby Letters of Credit” shall mean all Letters of Credit issued in connection with this Agreement as a credit enhancement for certain Indebtedness of Loan Parties.

“Standby Letter of Credit Sublimit” shall mean $4,011,000.

“Subsidiary” shall mean, with respect to any Person, a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Term” shall mean the period commencing on the Original Closing Date and ending on the Termination Date.

“Term Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Term Lender.

“Term Loans” shall mean the loans made by Term Lender pursuant to Section 2.17.

“Term Loan Commitment” shall mean the obligation of Term Lender to make Term Loans in an aggregate amount up to $5,000,000 on the terms and subject to the conditions of this Agreement.

“Term Note” shall mean the Term Note referred to in Section 2.17.

“Termination Date” shall have the meaning set forth in Section 13.1.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 16.3.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Week” shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

“Working Capital” shall mean as of any date of determination, the excess, if any, of Current Assets over Current Liabilities at such date.

1.3.          UCC Terms.

All terms used herein and defined in the UCC shall have the meaning given therein unless otherwise defined herein.

1.4.          Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement, as modified or supplemented with the consent of Agent unless otherwise specified.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes (including the UCC) and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications, restatements, supplements or amendments thereto and any and all extensions or renewals thereof.

II.            ADVANCES, PAYMENTS.

2.1.          Maximum Advances.

(a)           Direct Debt Advances. Subject to the terms and conditions set forth in this Agreement (including, without limitation, Sections 2.1(b) and (c)), commencing December 16, 2010, each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time not to exceed such Lender’s Commitment Percentage with respect to Revolving Advances of an amount equal to the lesser of (x) the Maximum Direct Debt Sublimit and (y) an amount equal to the sum, subject to the provisions of Section 2.1(c), of (A) (i) from the Closing Date through December 15, 2010, 70% and (ii) from and after December 16, 2010, 65% (as applicable, the “Receivables Advance Rate”) of Eligible Receivables plus (B) the Receivables Advance Rate of Eligible Factored Receivables minus (C) Reserves (the “Revolving Formula Amount”).  The Revolving Advances shall be evidenced by one or more secured promissory notes (each, a “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b)           All Letters of Credit and Air Releases/Steamship Guarantees.  The aggregate amount of Letters of Credit and Air Releases/Steamship Guarantees outstanding at any time shall not exceed (x) prior to December 16, 2010, the lesser of (i) $20,000,000 and (ii) an amount equal to the sum of:

A.            the sum subject to the provisions of Section 2.1(c), of (I) the Receivables Advance Rate of Eligible Receivables plus (II) the Receivables Advance Rate of Eligible Factored Receivables, plus

B.            the lesser of (I) the sum of (a) subject to the provisions of Section 2.1(c), 50% (the “Inventory Advance Rate”) of Eligible Inventory (including up to $10,000,000 of Eligible Inventory consisting of in-transit Inventory), plus (b) the Inventory Advance Rate of outstanding Documentary Letters of Credit, provided that the foregoing shall include only Documentary Letters of Credit utilized to purchase finished goods Inventory, or (II) the Inventory Advance Cap; plus

C.            the amount of Cash Collateral then on deposit with Agent; minus

D.            Reserves:

and (y) on and after December 16, 2010, the lesser of (i) $20,000,000 and (ii) the amount of cash deposited with Agent pursuant to Section 3.2(b).

The amount derived from (A) the sum of Sections 2.1(b)(x)(ii)(A) plus 2.1(b)(x)(ii)(B) plus 2.1(b)(x)(ii)(C) minus Section 2.1(b)(x)(ii)(D) or (B) Section 2.1(b)(y)(ii), as applicable, at any time and from time to time shall be referred to as the “Formula Amount”.

(c)           Discretionary Rights.  The Receivables Advance Rate may be increased or decreased by Agent at any time and from time to time, upon five (5) Business Days notice to Borrower, based upon dilution, as set forth on the most recent field examination conducted in accordance with this Agreement, it being specifically understood that the 65% Receivables Advance Rate scheduled to be in effect as of December 16, 2010 assumes a dilution rate of no more than ten percent (10%).  In addition, the Advance Rates may be increased or decreased by Agent at any time and from time to time, upon five (5) Business Days notice to Borrower, based upon other material changes in Borrower’s financial circumstances, to be done in the exercise of its good faith business judgment based upon the lending practices of Agent, consistent with criteria customary in the commercial finance industry generally.  Borrower consents to any such increases or decreases and acknowledge that decreasing the Advance Rates or increasing the Reserves may limit or restrict Advances requested by the Borrower.

2.2.          Procedure for Borrowing.

(a)           Borrower may notify Agent prior to 12:00 noon (New York City time) on a Business Day of Borrower’s request to incur, on the immediately succeeding Business Day, a Revolving Advance hereunder.  On and after December 16, 2010, any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent, Lenders, Term Lender and/or any Issuer, or with respect to any other Obligation, which shall become due (other than interest, fees or other charges with respect to Letters of Credit and/or Air Releases/Steamship Guarantees, which shall be payable upon demand), shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any Other Documents with Agent, Lenders, Term Lender and/or any Issuer and such request shall be irrevocable.

(b)           Notwithstanding the provisions of (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent at least three (3) Business Days’ prior written notice (or such shorter period as Agent, in its sole discretion, is willing to accommodate), specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $250,000 in excess thereof, and (iii) the duration of the first Interest Period therefor.  Borrower may also elect, subject to the same criteria set forth in the preceding sentence, to designate portions of the Term Loans as Eurodollar Rate Loans, from time to time.  Interest Periods for Eurodollar Rate Loans shall be for one, two, three, four, five, six, nine or twelve months.  No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.  After giving effect to each such borrowing, there shall not be outstanding more than ten (10) Eurodollar Rate Loans, in the aggregate at any time.

(c)           Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the London interbank market for Dollar deposits and no Interest Period shall end after the Termination Date.

(d)           Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or Section 2.17 or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be.  Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected an Interest Period of one month.

(e)           Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan (including any applicable portion of the Term Loans), or on any Business Day with respect to Domestic Rate Loans (including any applicable portion of the Term Loans), convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Borrower desires to convert a loan, Borrower shall give Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.  After giving effect to each such conversion, there shall not be outstanding more than ten (10) Eurodollar Rate Loans, in the aggregate.

(f)            Subject to Section 13.1,

(i)            At its option and upon three (3) Business Days’ prior written notice, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g).

(ii)           At its option and upon one (1) Business Days’ prior written notice, Borrower may prepay the Domestic Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Advances which are Domestic Rate Loans and the amount of such prepayment.

(g)           Borrower shall indemnify Agent, Term Lender and Lenders and hold Agent, Lenders and Term Lender harmless from and against any and all losses or expenses that Agent, Lenders and Term Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent, Lenders or Term Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent, any Lender or Term Lender to Borrower shall be conclusive absent manifest error.

(h)           Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Section 2.2(h), the term “Lender” shall include any Lender or Term Lender and the office or branch where any Lender or Term Lender or any corporation or bank controlling such Lender or Term Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders and Term Lender to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type, either at the end of the applicable Interest Periods if the affected Lenders and Term Lender may maintain the affected Eurodollar Rate Loans until such dates, or otherwise immediately upon such request.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest

Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders and Term Lender for any loss or expense sustained or incurred by Lenders and Term Lender in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders or Term Lender to lenders of funds obtained by Lenders or Term Lender in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders or Term Lender to Borrower shall be conclusive absent manifest error.

2.3.          Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books.  During the Term, Borrower may use the Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) (which deemed requests shall not apply to interest, fees or other charges with respect to Letters of Credit and/or Air Releases/Steamship Guarantees) shall, with respect to requested Advances to the extent Lenders make such Advances, be made available to Borrower on the Business Day immediately succeeding the day so requested by way of credit to Borrower’s operating account maintained with Agent or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Advances deemed to have been requested by Borrower (which deemed requests shall not apply to interest, fees or other charges with respect to Letters of Credit and/or Air Releases/Steamship Guarantees), be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.  Notwithstanding anything to the contrary contained in this Agreement, Agent shall only disburse to Borrower the proceeds of a requested Revolving Advance on the Business Day after the Business Day on which an amount equal to such sum has been received by Agent, in good funds, from the applicable Lender.

2.4.          Intentionally Omitted.

2.5.          Intentionally Omitted.

2.6.          Repayment of Advances.

(a)           The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided.

(b)           All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements (including with respect to the Term Loans) shall be made to Agent at the Payment Office not later than 1:00 p.m. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Revolving Advances as provided in Section 2.2.

(c)           Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, (including with respect to the Term Loans), without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7.          Repayment of Excess Revolving Advances.

The aggregate balance of Revolving Advances outstanding at any time in excess of the maximum amount of Revolving Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8.          Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account (the “Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lenders and of each of the Term Loans made by Term Lender, and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender or Term Lender.  Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lenders and Borrower, during such month.  The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances, the Term Loans and other charges thereto and of payments applicable thereto.

2.9.          Letters of Credit and Air Releases/Steamship Guarantees.

Subject to the terms and conditions hereof, Agent shall (a) issue or cause the issuance of Documentary Letters of Credit and Standby Letters of Credit (collectively, “Letters of Credit”) by the Issuer on behalf of Borrower, and (c) issue or cause the issuance of Air Release/Steamship Guarantees, provided, however, that Agent will not be required to issue or cause to be issued any Letter of Credit or Air Release/Steamship Guarantee to the extent that the face amount of such Letter of Credit or Air Release/Steamship Guarantee would then cause the outstanding Letters of Credit and Air Release/Steamship Guarantees to exceed the lesser of (x) $20,000,000 or (y) the Formula Amount.  The Maximum Undrawn Amount of outstanding Standby Letters of Credit shall not exceed in the aggregate at any time the Standby Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit and Air Release/Steamship Guarantees shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit and Air Releases/Steamship Guarantees that have not been drawn upon shall not bear interest.

2.10.        Issuance of Letters of Credit and Air Releases/Steamship Guarantees.

(a)           Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Issuer’s standard form of letter of credit and security agreement and standard form of letter of credit application (collectively, the “Letter of Credit Application”) and any draft if applicable, completed to the satisfaction of Agent; and such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.  HSBC shall have the right to decline to issue a Letter of Credit or Air Release/Steamship Guarantee hereunder if, after giving effect to the issuance thereof, the aggregate balance of Advances outstanding due to such Lender would exceed its Commitment Percentage of the lesser of $20,000,000 or the Formula Amount.

(b)           Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) (a) with respect to Documentary Letters of Credit, have an expiry date not later than two hundred and forty (240) days after such Documentary Letter of Credit’s date of issuance or (b) with respect to Standby Letters of Credit, have an expiry date not later than twelve (12) months after such Standby Letter of Credit’s date of issuance, and (with respect to clauses (ii) (a) and (ii) (b) above) in no event having an expiry date later than the Termination Date unless Borrower provides cash collateral equal to not less than one hundred five percent (105%) of the face amount thereof to be held by Agent pursuant to a cash collateral agreement in form and substance satisfactory to Agent.  Each Documentary Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is Issued, and any amendments or revision thereof adhered to by the Issuer and, to the extent not inconsistent therewith, the laws of the State of New York.  All Standby Letters of Credit shall be subject to the laws or rules designated in such Standby Letter of Credit, or if no laws or rules are designated, the International Standby Practices (ISP98 — International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”) and, as to matters not governed by the ISP98 Rules, the laws of the State of New York.

(c)           Subject to the Borrower’s acceptance into the HSBC L/C Program, all Documentary Letters of Credit to be issued by HSBC shall be issued in Hong Kong.

(d)           Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for issuance of a Letter of Credit or Air Release/Steamship Guarantee.

(e)           Subject to terms set by Agent from time to time in its discretion with respect to the issuance of air releases and steamship guarantees generally, Borrower may request Air Release/Steamship Guarantees on any Business Day by delivering to Agent a request therefor in form reasonably acceptable to Agent and, upon demand, copies of all invoices, delivery receipts and related documents relating to that request that Agent might require.  Provided that the request for an Air Release/Steamship Guaranty is received prior to 10:30 a.m. on a Business Day and approved by Agent, Agent shall issue, or cause to be issued, an Air Release/Steamship Guarantee on the same Business Day.

(f)            To the extent each Air Release/Steamship Guarantee has not been terminated or been returned to Agent on the day preceding the expiration of the Term, Borrower shall provide cash collateral equal to not less than one hundred five percent (105%) of the face amount thereof plus any variances allowed thereunder to be held by Agent pursuant to a cash collateral agreement in form and substance satisfactory to Agent.

(g)           Schedule 2.10(g) hereto contains a description of each letter of credit and air release/steamship guarantee issued by HSBC for the account of Borrower, and outstanding as of the Business Day immediately preceding the date hereof (and setting forth, with respect to each such letter of credit and air release/steamship guaranty (if applicable), (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the name of the beneficiary, (vi) the expiry date, and (vii) whether such letter of credit constitutes a standby letter of credit or a documentary letter of credit).  Each such letter or credit and/or air release/steamship guarantee, including any extension or renewal thereof (each, an “Existing Letter of Credit”, or an “Existing Air Release/Steamship Guarantee”, as the case may be), (x) in the case of each Existing Letter of Credit shall be deemed a “Letter of Credit” for all purposes under this Agreement, and (y) in the case of each Existing Air Release/Steamship Guarantee shall be deemed an “Air Release/Steamship Guarantee” for all purposes under this Agreement, in each case as if originally issued hereunder for the account of Borrower.

2.11.        Requirements For Issuance of Letters of Credit and Air Releases/Steamship Guarantees.

(a)           In connection with the issuance of any Letter of Credit or Air Release/Steamship Guarantee, Borrower shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any Lender or any Issuer arising out of, or in connection with, any Letter of Credit or Air Release/Steamship Guarantee to be issued.  Borrower shall be bound by Agent’s or Issuer’s regulations and good faith interpretations of any Letter of Credit or Air Release/Steamship Guarantee issued, although this interpretation may be different from its own; and neither Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Letter of Credit, Air Release/Steamship Guarantee or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit or Air Release/Steamship Guaranty, except for its own gross negligence or willful misconduct.

(b)           Borrower shall authorize and direct any Issuer of a Letter of Credit and Air Releases/Steamship Guarantees to deliver to Agent all related payment/acceptance advices, to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit or Air Release/Steamship Guarantee and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with any Letter of Credit or Air Release/Steamship Guarantee or any application therefor.

(c)           In connection with all Letters of Credit and Air Releases/Steamship Guarantees issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, Letter of Credit Applications; (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through Customs in the name of Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for its own gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit or Air Releases/Steamship Guarantees remain outstanding.

(d)           Each Lender shall to the extent of the amount equal to the product of such Lender’s Commitment Percentage with respect to Letters of Credit and Air Releases/Steamship Guarantees times the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit or Air Releases/Steamship Guarantees be deemed to have irrevocably purchased an undivided participation in (i) each such unreimbursed reimbursement obligation and (ii) Agent’s credit support enhancement provided to the Issuer of any Letter of Credit or Air Release/Steamship Guarantee, in each case in an amount equal to such Lender’s applicable Commitment Percentage with respect to Letters of Credit and Air Releases/Steamship Guarantees times the outstanding amount of the Letters of Credit and Air Releases/Steamship Guarantees and disbursements thereunder.  If a disbursement is made with respect to a Letter of Credit or Air Release/Steamship Guarantee, and such disbursement is not reimbursed by Loan Parties within two (2) Business Days, Agent shall promptly notify each Lender whose Commitment Percentage with respect to Letters of Credit and Air Releases/Steamship Guarantees is greater than zero, and upon Agent’s demand each such Lender shall pay to Agent such Lender’s proportionate share of such unreimbursed disbursement together with such Lender’s proportionate share of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement.  Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender’s pro rata share of such repayment.  Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit or Air Releases/Steamship Guarantees hereunder, (B) no Letter of Credit or Air Release/Steamship Guarantee issued hereunder remains outstanding and uncancelled, or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit and Air Releases/Steamship Guarantees.

2.12.        Additional Payments.

On and after December 16, 2010, any sums expended by Agent or any Lender or Term Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, Loan Parties’ obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.13.                        Manner of Borrowing and Payment.

(a)                                  Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b)                                 On and after December 16, 2010, each payment (including each prepayment) by Borrower on account of the principal of the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders.  Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees (including with respect to the Term Loans) shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders or Term Lender, as the case may be, to the Payment Office, in each case on or prior to 2:00 p.m. (New York City time), in Dollars and in immediately available funds.  Payments (including prepayments) by Borrower shall be applied first to Domestic Rate Loans and then to Eurodollar Rate Loans in such order as to eliminate or minimize breakage costs to be paid by Borrower to Lenders or Term Lender pursuant to Section 2.2(g).

(c)                                  If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) HSBC shall not be deemed to be a benefited Lender with respect to any Cash Collateral provided to it to secure the Obligations relating to Letters of Credit and Air Release/Steamship Guarantees.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

2.14.                        Mandatory Prepayments.

(a)                                  When Borrower sells or otherwise disposes of any Collateral, other than Inventory in the ordinary course of business (which shall be governed by the provisions of Section 4.15(h)), Borrower shall repay, first, the Advances and, second, subject to Section 2.17, the Term Loans in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions and taxes on the sales proceeds), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied to the outstanding Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

(b)                                 Subject to the provisions of Section 4.11, Agent shall apply the proceeds of any insurance settlements from casualty losses which are received by Agent, first, to the outstanding Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof and second, subject to Section 2.17, to the Term Loans.

2.15.                        Use of Proceeds.

Borrower shall apply the proceeds of (i) the Term Loans, if any, made from time to time, to prepay, redeem or purchase Senior Secured Notes and (ii) Advances made on and after the Closing Date to provide for its working capital needs in the ordinary course of business.

2.16.                        Defaulting Lender.

(a)                                  Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.16 while such Lender Default remains in effect.

(b)                                 Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.

(c)                                  A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d)                                 Other than as expressly set forth in this Section 2.16, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.16 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Loan Parties, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)                                  In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.17.                        Term Loans.

Subject to the terms and conditions of this Agreement, including, without limitation, Section 8.1, Term Lender will make Term Loans to Borrower, from time to time, in the aggregate sum of up to $5,000,000.  Borrower may notify Agent prior to 12:00 noon (New York City time) on a Business Day of Borrower’s request to incur, on the immediately succeeding Business Day, any Term Loans.  Agent shall promptly provide to Term Lender a copy of each such notice as and when received.  Agent shall disburse to Borrower the proceeds of requested Term Loans on the Business Day after the Business Day on which an amount equal to such sum has been received by Agent, in good funds, from Term Lender.  The Term Loan Commitment shall terminate on the Termination Date.  The Term Loans, once repaid, cannot be reborrowed.  The aggregate amount of the Term Loans shall be, with respect to principal, payable on the last day of the Term when the entire then unpaid principal sum of the Term Loans shall be payable in full, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Term Loans may not be prepaid, in whole or in part, unless and until all other Obligations described in “FIRST through “SEVENTH” of Section 11.2 have been satisfied in full and the Commitments of Lenders herein to make Advances shall have terminated.  The Term Loans shall be evidenced by one or more promissory notes substantially in the form of Exhibit 2.17.

III.                                 INTEREST AND FEES.

3.1.                              Interest.

Interest on Advances and on the Term Loans shall be payable to Agent for the benefit of Lenders, or Term Lender, as applicable, in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period.  Interest charges shall be computed on the actual principal amount of Advances and Term Loans outstanding during the month at a rate per annum equal to the applicable Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at Agent’s option or at the request of Required Lenders, the Obligations shall bear interest at the Revolving Interest Rate plus two percent (2.0%) per annum (the “Default Rate”).

3.2.                              Letter of Credit and Air Release/Steamship Guarantee Fees; Cash Collateral.

(a)                                  Borrower shall pay (w) to Agent, for the benefit of Lenders with a Commitment Percentage with respect to Letters of Credit and Air Releases/Steamship Guarantees that is greater than zero, fees for each Standby Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Standby Letter of Credit multiplied by two and three-quarters percent (2.75%) per annum, the fees under this Section 3.2(a)(w) to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term, (x) to Agent for the benefit of the Issuer, any and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Documentary Letter of Credit, including, without limitation, in connection with the issuance, amendment or renewal of any such Documentary Letter of Credit (provided that Documentary Letters of Credit issued under the HSBC L/C Program shall not incur any issuance fee), (y) to Agent for the benefit of Lenders with a Commitment Percentage with respect to Letters of Credit and Air Releases/Steamship Guarantees that is greater than zero, a fee equal to one-quarter of one percent (0.25%) of the face amount of each Documentary Letter of Credit upon any payment, each extension of the expiry date beyond 120 days from issuance, or cancellation thereof, and (z) to Agent, solely for its benefit as the issuer of any Air Release/Steamship Guarantee, a fee of $95 for each Air Release/Steamship Guarantee issued or cancelled, and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit and Guarantee Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, Agent may, and at the direction of the Required Lenders Agent shall, increase the Letter of Credit and Guarantee Fees by two percent (2.0%) per annum.  All Letter of Credit and Guarantee Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

(b)                                 On demand by Agent following the occurrence and during the continuance of an Event of Default, and at all times on and after December 15, 2010, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit and Air Releases/Steamship Guarantees, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time.  Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  Such cash collateral shall only secure Obligations relating to Letters of Credit and Air Releases/Steamship Guarantees and fees, costs and expenses owed to Agent. Borrower may not withdraw amounts credited to any such account except to pay Obligations in respect of Letters of Credit and Air Releases/Steamship Guarantees or upon payment and performance in full of all Obligations and termination of this Agreement; provided, however, that Borrower shall be permitted to withdraw funds in an amount equal to one hundred and five percent (105%) of any Letter of Credit or Air Release/Steamship Guarantee that expires or is paid in full.

3.3.                              Loan Fees.

(a)                                  Facility Fee.  If, for any month during the Term, the average daily unpaid balance of the Advances (including the average daily undrawn amount of Letters of Credit and Air Releases/Steamship Guarantees) for each day of such month does not equal (x) prior to December 16, 2010, $20,000,000, and (y) thereafter, $25,000,000, then Borrower shall pay to Agent for the ratable benefit of Lenders (it being understood and agreed that prior to December 16, 2010 only HSBC shall be entitled to received the fee payable hereunder) a fee at a rate equal to one-quarter of one percent (0.25%) per annum on the amount by which the applicable amount under clause (x) or (y) above exceeds such sum of the average daily unpaid balance and average daily undrawn amount; provided, however, that on and after December 16, 2010, each Lender’s ratable share of such fee shall be allocated based upon the relative unused portion of the Commitments with respect to which their respective Commitment Percentages relate.  Such fee shall be payable to Agent in arrears on the first day of each month.

(b)                                 Extension Fee.  Upon the execution of this Agreement, Borrower shall pay to Agent for its own account an extension closing fee in an amount equal to $25,000.

(c)                                  Revolving Commitment Closing Fee.  In consideration of CCM’s agreement to provide a Commitment to make Revolving Advances, Borrower shall pay to CCM for its own account a closing fee in the amount of $125,000, which fee is fully earned as of the Closing Date and payable upon the Termination Date.

(d)                                 Term Loan Facility Fees.  In consideration of CCM’s agreement to provide the Term Loan Commitment, Borrower agrees to pay to Term Lender the following fees:  (i) a closing fee in the amount of $125,000, which fee is fully earned as of the Closing Date and payable upon the Termination Date; and (ii) a facility fee at a rate equal to one-quarter of one percent (0.25%) per annum on the average daily unused portion of the Term Loan Commitment, which shall be calculated in arrears and fully earned on a monthly basis and payable upon the Termination Date.

3.4.                              Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate during such extension; provided, that with respect to Eurodollar Rate Loans, if extending such payment would cause the last day of the applicable Interest Period to be extended into the next calendar month, then the due date for such payment shall be the immediately preceding Business Day.

3.5.                              Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance of the Advances and thereafter, subject to Section 2.17, to the unpaid principal balance of the Term Loans, and if the then remaining excess amount is greater than the previously unpaid principal balances, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6.                              Increased Costs.

In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender or Term Lender and any corporation or bank controlling Agent or any Lender or Term Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                  subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by a jurisdiction with which Agent or such Lender has a present or former connection);

(b)                                 impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent, Term Lender or any Lender of making, renewing or maintaining its Advances or Term Loans hereunder by an amount that Agent, Term Lender or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances or the Term Loans by an amount that Agent, Term Lender or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent, Term Lender or such Lender, upon its demand, such additional amount as will compensate Agent, Term Lender or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Adjusted LIBO Rate.  Agent, Term Lender or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.7.                              Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender or Term Lender shall have determined that:

(a)                                  reasonable means do not exist for ascertaining the Adjusted LIBO Rate applicable pursuant to Section 2.2 for any Interest Period; or

(b)                                 Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination.  If such notice is given, then with respect to any Eurodollar Rate Loan requested on or after the Business Day that Borrower receives Agent’s notice, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans.  Until such notice has been withdrawn, Lenders and Term Lender shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall have no right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.8.                              Capital Adequacy.

(a)                                  In the event that Agent or any Lender or Term Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Term Lender or any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender or Term Lender and any corporation or bank controlling Agent or any Lender or Term Lender ) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Term Lender or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent, Term Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Term Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Term Lender or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent, Term Lender or such Lender such additional amount or amounts as will compensate Agent, Term Lender or such Lender for such reduction.  In determining such amount or amounts, Agent, Term Lender or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.8 shall be available to Agent, Term Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b)                                 A certificate of Agent, Term Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Term Lender or such Lender with respect to Section 3.8(a) when delivered to Borrower shall be conclusive absent manifest error.

3.9.                              Gross-Up for Taxes.

If Borrower shall be required by applicable law to withhold or deduct any taxes (excluding taxes imposed on or measured by Agent’s or any Lender’s or Term Lender’s income, and franchise or similar taxes imposed on it, as a result of a present or former connection between Agent or such Lender or Term Lender and the jurisdiction of the taxing authority imposing such tax) from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender or Term Lender, assignee of any Lender or Term Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.  Notwithstanding the foregoing, Borrower shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 16.3(f).

IV.                                 COLLATERAL: GENERAL TERMS.

4.1.                              Security Interest in the Collateral.

To secure the prompt payment and performance to Agent, each Issuer, each Lender and Term Lender of the Obligations under the Original Financing Agreement and under this Agreement, each Loan Party hereby ratifies, confirms, and acknowledges its prior grant of security interest to Agent (for its benefit and for the ratable benefit of each Issuer and each Lender) in and to all of its Collateral, whether pursuant to the Original Financing Agreement or the Other Documents, and each Loan Party hereby further assigns, pledges, hypothecates and grants to Agent for its benefit and for the ratable benefit of each Issuer, Lender and Term Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located, subject, however, to the provisions of Section 11.2 hereof.  Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.

4.2.                              Perfection of Security Interest.

(a)                                  Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords’ or mortgagees’ lien waivers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral in excess of $500,000, (iv) entering into lockbox arrangements satisfactory to Agent, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest under the UCC or other applicable law.

(b)                                 Agent may at any time and from time to time file, without the signature of any Loan Party in accordance with Section 9-509 of the UCC, financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of the applicable Loan Party and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments.  Each Loan Party agrees to furnish any such information to Agent promptly upon request.

(c)                                  Each Loan Party shall, at any time and from time to time, take such steps as Agent may reasonably request (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Agent, (ii) to obtain “control” of any letter-of-credit rights, deposit accounts or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral for the benefit of the Lenders and Term Lender and of its rights therein.  If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $100,000, such Loan Party shall promptly notify Agent thereof in writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Loan Party shall be deemed to thereby grant to Agent for the benefit of the Issuer, Lenders and Term Lender (and each Loan Party hereby grants to Agent, for the benefit of each Issuer, Lender and Term Lender) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(d)                                 Each Loan Party hereby confirms and ratifies all UCC financing statements filed by Agent with respect to such Loan Party on or prior to the date of the Agreement.

(e)                                  All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be paid to Agent immediately upon demand.

4.3.                              Disposition of Collateral.

Each Loan Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $500,000 and only to the extent that the proceeds of such disposition of Equipment are remitted to Agent as a prepayment on the Advances as required by Section 2.14.

4.4.                              Preservation of Collateral.

In addition to the rights and remedies set forth in Section 11.1, after the occurrence and during the continuance of an Event of Default (but without limiting the rights of Agent and Lenders and Term Lender under Section 4.10) Agent: (a) may at any time take such steps as Agent in good faith deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at each Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property.  Loan Parties shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

4.5.                              Ownership of Collateral.

With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to Agent or any Lender or Term Lender in connection with this Agreement shall be enforceable in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s

Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3.

4.6.                              Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s security interests in and Liens upon the Collateral shall continue in full force and effect.  During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Loan Party shall defend Agent’s security interests in and Liens upon the Collateral against any and all Persons whatsoever.  At any time after an Event of Default has occurred and is continuing, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation, labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other applicable law.  Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, documents or instruments and, when an Event of Default has occurred which is then continuing Inventory, in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.                              Books and Records.

Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this Section 4.7 shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of the Accountants.

4.8.                              Financial Disclosure.

Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to

Agent and each Lender and Term Lender copies of any of Loan Parties’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender and Term Lender any information such accountants may have concerning such Loan Party’s financial status and business operations.  However, Agent and each Lender and Term Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants and auditors.

4.9.                              Compliance with Laws.

Each Loan Party shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its respective Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10.                        Inspection of Premises.

At all reasonable times following the occurrence and during the continuance of an Event of Default and otherwise on reasonable prior written notice and during normal business hours, Agent and each Lender and Term Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business.  Agent, any Lender and Term Lender and their agents may enter upon any of such Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.

4.11.                        Insurance.

Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Loan Party’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Loan Party shall (a) keep all its insurable properties insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Loan Parties is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice (or ten (10) days’ prior written notice in the case of cancellation for non-payment of premiums) is given to Agent.  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized during the continuance of an Event of Default to adjust and compromise claims under insurance coverage referred to in clauses (a) and (c) above.  All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine.  Any surplus shall be paid by Agent to Loan Parties or applied as may be otherwise required by law.

4.12.                        Failure to Pay Insurance.

If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor for Borrower’s Account, and charge Borrower’s Account therefor and such expenses so paid shall be part of the Obligations.

4.13.                        Payment of Taxes.

Each Loan Party will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes other than those  taxes, assessments or Charges that any Loan Party has contested or disputed in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s security interest in or Lien on the Collateral.  If any tax by any governmental authority (i) is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender or Term Lender which Agent or any Lender or Term Lender may be required to withhold or pay, or (ii) if any material taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or (iii) if any claim shall be made which, in Agent’s or any Lender’s or Term Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may, following written notice to Borrower and Borrower’s failure to pay the same within ten (5) Business Days following receipt of such notice (except no such notice is required for payments under clause (i)), pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender and Term Lender harmless in respect thereof.  Agent will not pay any taxes, assessments or Charges as provided above to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s security interest in or Lien on the Collateral.  The amount of any payment by Agent under this Section 4.13 shall be paid to Agent immediately upon demand.

4.14.                        Payment of Leasehold Obligations.

Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant (unless contesting such payments in good faith), and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15.                        Receivables.

(a)                                  Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.

(b)                                 Solvency of Customers.  Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Loan Parties who are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)                                  Locations of Loan Parties.  Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.15(c).  Until written notice is given to Agent by Borrower of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)                                 Collection of Receivables.  Until any Loan Party’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default), each Loan Party will, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, subject to the terms of the Factoring Agreement (as applicable with respect to the Eligible Factored Receivables), collect or cause Factor to collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations.  Each Loan Party shall, upon request, deliver to Agent, or deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)                                  Notification of Assignment of Receivables.  Subject to the terms of the Factoring Agreement (as applicable with respect to the Eligible Factored Receivables) during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telecopy, secretarial and clerical expenses and the salaries of any collection personnel used for collection shall be added to the Obligations and payable upon demand.

(f)                                    Power of Agent to Act on Loan Parties’ Behalf.  Subject to the terms of the Factoring Agreement (as applicable with respect to the Eligible Factored Receivables), Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Subject to the terms of the Factoring Agreement (as applicable with respect to the Eligible Factored Receivables), each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement.  Agent shall not exercise the power of attorney under clauses (v), (vi), (vii), (viii), (ix) or (x) unless an Event of Default has occurred and is continuing.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Subject to the terms of the Factoring Agreement (as applicable with respect to the Eligible Factored Receivables), Agent shall have the right at any time when an Event of Default has occurred which is then continuing, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g)                                 No Liability.  Neither Agent nor any Lender or Term Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.  Subject to the terms of the Factoring Agreement (as applicable with respect to the Eligible Factored Receivables), Agent may, during the continuance of an Event of Default, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h)                                 Establishment of a Lockbox Account, Dominion Account.  All proceeds of Collateral shall, at the direction of Agent, be deposited by Loan Parties into a lockbox account, dominion account or such other blocked account (collectively, the “Blocked Accounts”) as Agent may require pursuant to an arrangement with such bank as may be selected by Loan Parties and be reasonably acceptable to Agent.  Loan Parties shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent.  All funds deposited in a Blocked Account shall immediately become the property of Agent and Loan Parties shall obtain the agreement by such bank to waive any offset rights against the funds so deposited (except with respect to its fees and charges for the Blocked Accounts and for the chargeback of returned or dishonored items).  Neither Agent nor any Lender or Term Lender assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.  Alternatively, Agent may establish depository accounts (collectively, the “Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Loan Parties shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

(i)                                     Adjustments.  No Loan Party will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Loan Party.

4.16.                        Inventory.

To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17.                        Maintenance of Equipment.

The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment, subject to customary depreciation, shall be maintained and preserved.  No Loan Party shall use or operate the

Equipment in violation of any law, statute, ordinance, code, rule or regulation if such violation could reasonably be expected to cause a Material Adverse Effect.  Each Loan Party shall have the right to sell Equipment to the extent set forth in Section 4.3.

4.18.                        Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender or Term Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender or Term Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor any Lender or Term Lender whether by anything herein or in any assignment or otherwise, assume any of such Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender or Term Lender, and neither Agent nor any Lender or Term Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.19.                        Environmental Matters.

(a)                                  Loan Parties shall ensure that the Real Property remains in compliance in all material respects, with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate governmental authorities.

(b)                                 Loan Parties shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c)                                  Loan Parties shall dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws.  Loan Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d)                                 In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Loan Parties shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint.

Such information is to be provided to allow Agent to protect its security interest in the Real Property and is not intended to create nor shall it create any obligation upon Agent or any Lender or Term Lender with respect thereto.

(e)                                  Loan Parties shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to Agent until the claim is settled.  Loan Parties shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in the Real Property and the Collateral.

(f)                                    Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to avoid or mitigate any liability therefrom that would have a Material Adverse Effect and to avoid subjecting the Collateral or Real Property to any Lien.  If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint after demand from Agent or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws after demand from Agent, and if such failure could reasonably be expected to cause a Material Adverse Effect, Agent on behalf of Lenders and Term Lender may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent  and Term Lender (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any Other Documents between Agent, any Lender or Term Lender and any Loan Party.

(g)                                 Promptly upon the written request of Agent from time to time, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property, in either case that could reasonably be expected to have a Material Adverse Effect.  Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $500,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h)                                 Loan Parties shall defend and indemnify Agent and Lenders and Term Lender and hold Agent, Lenders and Term Lender and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders or Term Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, or the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender or Term Lender.  Loan Parties’ obligation and the indemnification hereunder shall survive the termination of this Agreement.

(i)                                     For purposes of Sections 4.19 and 5.7, all references to Real Property shall be deemed to include all of Loan Parties’ right, title and interest in and to its owned and leased premises.

4.20.                        Financing Statements.

Except as respects the financing statements filed by Agent and the financing statements described on Schedule 7.2, on the Closing Date no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21.                        Collateral Audits.

At the request of Agent in its sole discretion, but no less frequently than twice in each fiscal year, Loan Parties shall permit Agent or one or more designees of Agent to perform, at Loan Parties’ expense, such appraisals of Inventory or other Collateral, field examinations, collateral analysis, monitoring, including, without limitation, testing of Inventory orders against undrawn Documentary Letters of Credit to confirm Loan Parties’ compliance with the covenant set forth in Section 6.8(c), or other business analysis, as required by Agent and shall provide Agent with access to all facilities and all book and records of Loan Parties reasonably required by Agent to conduct such audits.

V.                                     REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.                              Authority.

Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s limited liability company, partnership or corporate powers, have been duly authorized, are not in contravention of (i) law or (ii) the terms of such Loan Party’s certificate of formation, partnership agreement, limited liability company agreement, by-laws, certificate of incorporation or other applicable documents relating to such Loan Party’s formation or to the conduct of such Loan Party’s business or (iii) of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound except in the case of clause (iii) for customary restrictions on the assignability thereof and except in the case of clauses (i) and (ii) to the extent such violation could not reasonably be expected to have a Material Adverse Effect, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, charter document, by-law, or other instrument to which such Loan Party or its property is a party or by which it may be bound.  This Agreement and the Other Documents, as applicable, constitute the legal, valid and binding obligation of each Loan Party, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.2.                              Formation and Qualification.

(a)                                  Each Loan Party is duly formed or incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.   The exact State organizational number of Borrower is set forth on Schedule 5.2(a).  Each Loan Party has delivered to Agent true and complete copies of its certificate of formation, certificate of limited partnership, partnership agreement, limited liability company agreement, or certificate of incorporation and by-laws, as the case may be and will promptly notify Agent of any amendment or changes thereto that adversely affects Agent or Lenders or Term Lender.

(b)                                 The only Subsidiaries of and equityholders in each Loan Party are listed on Schedule 5.2(b).

5.3.                              Survival of Representations and Warranties.

All representations and warranties of such Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.                              Tax Returns.

Each Loan Party’s federal tax identification number is set forth on Schedule 5.4.  Each Loan Party has filed all material federal, state and local tax returns and other reports each is required by law to file and has paid all material taxes, assessments, fees and other governmental charges that are due and payable (other than those taxes, assessments, fees and other governmental charges that are currently being contested in good faith and with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided for).  The provision for taxes on the books of Loan Parties are adequate for all years not closed by applicable statutes, and for its current fiscal year, and no

Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.                              Financial Statements.

The audited balance sheet of Loan Parties on a Consolidated Basis as of June 30, 2009, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Loan Parties on a Consolidated Basis at such date and the results of its operations for such period).  Since June 30, 2009, there has been no change in the condition, financial or otherwise, of Loan Parties on a Consolidated Basis from that shown on the balance sheet as of such date, the effect of which could reasonably be expected to have a Material Adverse Effect individually or in the aggregate.

5.6.                              Organization Name.

The exact name of each Loan Party is set forth on the signature pages of this Agreement.  No Loan Party has been known by any other corporate, limited liability company or partnership name in the past five years and no Loan Party sells Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years except for the recapitalization of Loan Parties as of the Original Closing Date.

5.7.                              O.S.H.A. and Environmental Compliance.

(a)                                  Each Loan Party has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, in each case except as set forth on Schedule 5.7.

(b)                                 Each Loan Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except as set forth on Schedule 5.7.

(c)                                  (i) There are no visible signs of releases, spills, discharges, leaks or disposal (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property; (ii) to the best knowledge of the Loan Parties, there are no underground storage tanks or polychlorinated biphenyls on any Real Property; (iii) to the best knowledge of the Loan Parties, the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on any Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Loan Party or of its tenants, in each case except as set forth on Schedule 5.7.

5.8.                              Solvency; No Litigation, Violation, Indebtedness or Default.

(a)                                  Borrower and Verrazano taken as a whole is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of the assets of Borrower and Verrazano taken as a whole, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of the assets of Borrower and Verrazano taken as a whole (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)                                 Except as disclosed in Schedule 5.8(b), no Loan Party has (i) any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any Indebtedness for borrowed money other than the Obligations.

(c)                                  No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, governmental authority or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d)                                 No Loan Party nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d).  Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group have met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) no Loan Party or any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, except where any breach could not reasonably be expected to result in a Material Adverse Effect, (vii) no Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, except where any breach could not reasonably be expected to result in a Material Adverse Effect, (viii) no Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) no Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Loan Party and any member of the Controlled Group, and (xii) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9.                              Patents, Trademarks, Copyrights and Licenses.

All material patents, patent applications, trademark registrations, trademark applications, service mark registrations, service mark applications, copyright registrations, copyright applications, trade names, assumed names, trade secrets, and licenses (except for licenses to use computer software with a price or license fee of less than $10,000) (the “Intellectual Property”) owned or used by any Loan Party are set forth on Schedule 5.9.  To the knowledge of each Loan Party, all registrations and applications for all Intellectual Property owned by a Loan Party are valid and, as indicated on Schedule 5.9, have been duly registered or applied for with appropriate governmental authorities.  The Intellectual Property set forth on Schedule 5.9 constitutes all material Intellectual Property rights which are necessary for the operation of each Loan Party’s business; there are no claims or proceedings pending against a Loan Party or threatened against a Loan Party in writing challenging the validity of any such Intellectual Property owned by a Loan Party and no Loan Party is aware of any valid grounds for any such challenge, except as set forth in Schedule 5.9.  All material Intellectual Property used by any Loan Party is owned by such Loan Party or is used by such Loan Party with the permission of the owner thereof.  Each Loan Party has taken reasonable measures to preserve the value of each item of material Intellectual Property owned by such Loan Party from the date of creation or acquisition thereof.  With respect to all material software used by any Loan Party (other than commercially available software with a price or license fee of less than $10,000), such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9.

5.10.                        Licenses and Permits.

Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.                        No Defaults.

(a)                                  No Loan Party is in default in the payment of the principal of or interest on any material Indebtedness or under any material instrument or agreement under or subject to which any material Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

(b)                                 No Loan Party is in default in the payment or performance of any other contractual obligations except as could not reasonably be expected to have a Material Adverse Effect and no Default has occurred.

5.12.                        No Burdensome Restrictions.

No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect.  No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13.                        No Labor Disputes.

No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.13.

5.14.                        Margin Regulations.

No Loan Party is engaged principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15.                        Investment Company Act.

No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16.                        Disclosure.

No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, taken as a whole, not misleading.  There is no fact known to any Loan Party or which reasonably should be known to any Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.17.                        Delivery of Senior Note Documentation and Factoring Agreement.

Agent has been provided with complete copies of Senior Note Documentation and the Factoring Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, all as in effect as of the Closing Date.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been provided to Agent.

5.18.                        Swaps.

As of the Closing Date, no Loan Party is a party to any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies.

5.19.                        Conflicts.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral or any provision of applicable law of any Governmental Body conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20.                        Application of Certain Laws and Regulations.

No Loan Party nor any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21.                        Business and Property of Loan Parties.

Upon and after the Closing Date, Loan Parties do not propose to engage in any business other than designing, sourcing and marketing one or more lines of women’s apparel.  On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.

5.22.                        Material Contracts.

Schedule 5.22 contains a true, correct and complete list of all contracts the termination of which could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.22, each such contract is in full force and effect and no material defaults enforceable against such Loan Party exist thereunder.  No Loan Party has received written notice from any party to such contract stating that it intends to terminate or amend such contract.

VI.                                 AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1.                              Payment of Fees.

Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h).  Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2.                              Conduct of Business and Maintenance of Existence and Assets.

Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all material Intellectual Property and take all commercially reasonable actions necessary to enforce and protect the validity of any material Intellectual Property right or other right included in the Collateral except where the failure to do the foregoing could not reasonably be expected to have a Material Adverse Effect; (ii) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (iii) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, powers and franchises under the laws of the United States or any political subdivision thereof, except where the failure to do the foregoing could not reasonably be expected to have a Material Adverse Effect.  Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, no Loan Party shall have an obligation to use or to maintain any trademark, service mark, patent or copyright (A) that relates solely to any product, brand or work that has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with a trademark, service mark, patent or copyright substantially similar to the trademark, service mark, patent or copyright that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such trademark, service mark, patent or copyright does not materially adversely affect the validity of such replacement trademark, service mark, patent or copyright, and so long as such replacement trademark, service mark, patent or copyright is subject to the Lien and security interest created by this Agreement, (C) that is substantially the same as another trademark, service mark, patent or copyright that is in full force, so long as the failure to use or maintain such trademark, service mark, patent or copyright does not materially adversely affect the validity of such other trademark, service mark, patent or copyright, and so long as such other trademark, service mark, patent or copyright is subject to the Lien and security interest created by this Agreement or (D) that is or becomes the subject of any formal or informal dispute and/or any administrative or legal proceeding (whether ex parte or inter partes) or other circumstances such that the Loan Party, using good faith business judgment, reasonably determines it to be imprudent to maintain or continue use of such trademark, service mark, patent or copyright.

6.3.                              Violations.

Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.4.                              Government Receivables.

Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.5.                              Execution of Supplemental Instruments.

Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order to maintain the validity, perfection and priority of Agent’s Liens and security interests and the preservation of its rights and remedies hereunder.

6.6.                              Payment of Indebtedness.

Subject at all times to any applicable subordination arrangement in favor of Agent and/or Lenders or Term Lender, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party shall have provided for reserves in accordance with GAAP.

6.7.                              Standards of Financial Statements.

Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by the reporting accountants or officer, as the case may be, and disclosed therein).

6.8.                              Financial Covenants.

(a)                                  Minimum Working Capital.  Maintain as of the end of each fiscal quarter set forth below Working Capital in an amount not less than the amount set forth below as of the end of the applicable fiscal quarter corresponding thereto:

Period	Minimum Working Capital Amount
Fiscal quarter ending June 30, 2010	$25,000,000
Fiscal quarter ending September 30, 2010, and as of the end of each fiscal quarter ending thereafter	$27,000,000

(b)                                 Net Income.  Maintain (x) Net Income in excess of $0 during each period of two consecutive fiscal quarters (on a rolling basis) ending on December 31, 2009 and March 31, 2010, (y) negative Net Income of not more than a loss of $1,300,000 during each period of two consecutive fiscal quarters (on a rolling basis) ending on June 30, 2010 and September 30, 2010, and (z) Net Income in excess of $0 during each period of two consecutive fiscal quarters (on a rolling basis) ending on December 31, 2010 and March 31, 2011; provided, further, for purposes of determining compliance with this Section 6.8(b), Net Income shall be calculated so that, to the extent in calculating Net Income for such period Net Income was decreased by noncash expenses consisting of (i) amortization for customer relationships and non-compete agreements, (ii) original issue discount on the Senior Secured Notes, (iii) deferred financing costs, and (iv) reduction in value of intangible assets, the amounts which were deducted in calculating Net Income for such period for the items described in clauses (i) through (iv) above shall be added back to Net Income as calculated in accordance with GAAP.

(c)                                  Cash Collateral.  Maintain on deposit with Agent, pursuant to documentation in form and substance satisfactory to Agent in all respects, cash collateral for the Obligations (“Cash Collateral”) in an amount not less than the amount set forth below during the indicated periods (and which shall be in addition to the cash collateral required pursuant to Section 3.2(b)); provided, however, that to the extent necessary to prevent the occurrence of an Event of Default, Cash Collateral deposited during the period between the end of any calendar month and the date of submission of the Borrowing Base Certificate for such month or between the date hereof and the date of submission of the Borrowing Base Certificate delivered within 5 days of the Closing Date (as required pursuant to Section 9.2(a)) shall be deemed to have been deposited as Cash Collateral as of the last day of such immediately preceding calendar month or the Closing Date, as applicable:

Period	Minimum Cash Collateral
July 1, 2010 through and including July 31, 2010	$5,500,000
October 1, 2010 through and including October 31, 2010	$3,000,000
November 1, 2010 through and including November 30, 2010	$2,000,000

6.9.                              Subsidiaries.

In the event that any Person becomes a Subsidiary of Borrower, Borrower shall promptly cause such Subsidiary, if organized under the laws of any state of the United States of America or the District of Columbia, to become a Guarantor hereunder by executing and delivering to Agent a counterpart agreement in the form attached as Exhibit 6.9 hereto.  With respect to each such Subsidiary, Borrower shall promptly send to Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.5, 4.15(c), 5.2(a), 5.2(b), 5.4 and 5.6 and with respect to Subsidiaries of Borrower; provided, such written notice shall be deemed to supplement such Schedules for all purposes hereof.

VII.                             NEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.                              Merger, Consolidation, Acquisition and Sale of Assets.

(a)                                  Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any other Person to consolidate with or merge with it other than a merger or consolidation of a Subsidiary of any Loan Party into such Loan Party; provided, however that any Subsidiary of any Loan party may merge with and into any other Subsidiary of any Loan Party which is also a Loan Party.

(b)                                 Other than Permitted Dispositions, sell, lease, transfer or otherwise dispose of any of its properties or assets.

7.2.                              Creation of Liens; Negative Pledges.

Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances, or enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets now owned or hereafter acquired except for (a) restrictions on Liens on specific property securing payment of other Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a permitted sale or other disposition of assets or property, (b) the Senior Note Documentation as in effect on the date hereof, and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

7.3.                              Guarantees.

Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders under this Agreement or to the holders of the Senior Secured Notes under the Senior Note Documentation) except the endorsement of checks in the ordinary course of business and guarantees of other Indebtedness permitted by Section 7.8.

7.4.                              Investments.

Purchase or acquire obligations or stock of, or any other interest in, any Person, except Permitted Investments.

7.5.                              Loans.

Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except with respect to (i) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, (ii) loans to employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding, (iii) so long as no Default or Event of Default shall exist before and after giving effect thereto, loans or extensions of credit to another Loan Party that are unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to terms reasonably satisfactory to Agent, (iv) so long as no Default or Event of Default shall exist before and after giving effect thereto and Borrower would be able to obtain Advances of at least $500,000 after giving effect thereto, other advances, loans or extensions of credit not to exceed $1,500,000 outstanding at any one time, and (v) loans, advances or extensions of credit that constitute Permitted Investments.

7.6.                              Intentionally Omitted.

7.7.                              Dividends and Distributions.

Declare, pay or make any dividend or distribution on any shares of the common stock, preferred stock or other equity interests of any Loan Party (other than dividends or distributions payable in its stock or other equity interests or split-ups or reclassifications of its stock or other equity interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock or other equity interests of any Loan Party, provided, however, that (a) any Loan Party which is a Subsidiary of Borrower (or any Subsidiary of such Subsidiary) shall be permitted to pay dividends to Borrower (or its parent which is a Subsidiary of Borrower) and (b) so long as (i) a notice of termination with regard to this Agreement shall not be outstanding (ii) no Event of Default or Default shall have occurred and be continuing or would occur after giving effect to any dividend payment hereunder, and (iii) the purpose for such purchase, redemption or dividend shall be as set forth in writing to Agent at least ten (10) days prior to such purchase, redemption or dividend and such purchase, redemption or dividend shall in fact be used for such purpose: (A) Borrower shall be permitted to pay dividends to its shareholders so long as after giving effect to such dividend, Loan Parties shall be in compliance with the financial covenants set forth in Section 6.8 hereof as of the most recently ended fiscal period calculated assuming that the dividend had been paid during such fiscal period, (B) Borrower shall be permitted to pay dividends to its Parent in an aggregate amount not to exceed $500,000 in any Fiscal Year, to the extent necessary to permit its Parent to pay general administrative costs and expenses and out-of-pocket legal, accounting and filing and other general corporate overhead costs of Parent actually incurred by Parent, and to the extent necessary to permit Parent to pay franchise taxes and other fees required to maintain its existence, in each case so long as Parent applies the amount of any such distribution for such purpose, and (C) the Borrower or any of its Subsidiaries may repurchase, redeem or otherwise acquire or retire for value any capital stock of Borrower or any of its Subsidiaries held by any current or former officer, director, consultant or employee of Borrower or any of its Subsidiaries, or his or her estate, spouse, former spouse, or family member (or pay principal or interest on any Indebtedness issued in connection with such repurchase, redemption or other acquisition) and may make distributions to the Borrower’s Parent utilized for the repurchase, redemption or other acquisition or retirement for value of any capital stock of Borrower’s Parent held by any current or former officer, director, employee or consultant of the Borrower or any of its Subsidiaries, or his or her estate, spouse, former spouse, or family member (or for the payment of principal or interest on any Indebtedness issued in connection with such repurchase, redemption or other acquisition) in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired equity interests may not exceed $2,000,000 in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the succeeding calendar year subject to a maximum carry-over amount of $4,000,000 in any calendar year); provided further, that such amount in any calendar year may be increased by an amount not to exceed: (I) to the extent of any such proceeds that are not required to be applied to prepay Advances in accordance with Section 2.14, the cash proceeds from the sale of capital stock of Borrower and, to the extent contributed to Borrower as common equity capital, capital stock of any of Borrower’s direct or indirect parent entities, in each case to members of management, directors or consultants of Borrower, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Original Closing Date, plus (II) the cash proceeds of key person life insurance policies received by Borrower and its Subsidiaries after the Original Closing Date, less (III) the amount of any payments previously made pursuant to clauses (I) and (II) of this clause (C).

7.8.          Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to the Lenders and Term Lender pursuant to this Agreement and the Other Documents; (ii) Indebtedness to the Factors pursuant to the Factoring Agreement as in effect on the date hereof; (iii) Indebtedness under the Senior Secured Notes; (iv) Indebtedness existing as of the date hereof as set forth on Schedule 7.8; (v) Indebtedness with respect to capital leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $5,000,000; provided, any such Indebtedness (A) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; (vi) refinancings, renewals, or extensions of Indebtedness permitted under clauses (iii), (iv), (v) and (ix) (and continuance or renewal of any Permitted Encumbrances associated therewith) so long as: (A) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (other than principal increases attributable to the costs and expenses attributable to, or any premium or penalty payable in connection with, such refinancing, renewal or extension) , (B) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that are not at least as favorable to the Lenders and Term Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (C) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended; (vii) endorsement of instruments or other payment items for deposit; (viii) Indebtedness under Hedge Agreements entered into in the ordinary course of business; (ix) Indebtedness of any Loan Party to any other Loan Party; (x) guaranties by a Loan Party of Indebtedness of any other Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 7.8; (xi) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business; (xii) Indebtedness in respect of overdraft protections and otherwise in connection with deposit accounts; (xiii) obligations on account of non-current accounts payable which the applicable Loan Party is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP; and (xiv) other unsecured Indebtedness of any Loan Party not to exceed $1,000,000 in the aggregate at any time.

7.9.          Nature of Business.

Without the consent of Agent, engage in any business other than the business in which it is presently engaged and businesses related or complimentary to the business now engaged in by the Loan Parties.

7.10.        Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions disclosed in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate; provided, the foregoing restriction shall not apply to (a) reimbursement of reasonable expenses actually incurred by (i) CCM and its Affiliates or (ii) Ronald Frankel and Robert Newman, in their capacity as directors of the Borrower, in each case in connection with the negotiation, execution and delivery of this Agreement, the negotiation, execution and delivery of the Originally Restated Agreement and the Transactions as defined in the Originally Restated Agreement, (b) the amounts payable to CCM or its Affiliates under this Agreement, (c) the Recapitalization transactions, (d) the Transactions as defined in the Originally Restated Agreement, (e) any transaction between and among Loan Parties and their Subsidiaries which are also Loan Parties, (f) reasonable fees paid to, reasonable compensation paid to, and reasonable indemnification arrangements provided on behalf of (which shall in no event include indemnification against gross negligence or willful misconduct), officers, directors, employees and consultants of Borrower, its Parent and Borrower’s Subsidiaries, and (f) any transaction otherwise permitted by Sections 7.1, 7.2, 7.4, 7.7 or 7.8.

7.11.        Intentionally Omitted.

7.12.        Subsidiaries.

(a)           Form any Subsidiary unless such Subsidiary expressly joins in this Agreement as a Guarantor pursuant to the provisions of Section 6.9 hereof.

(b)           Enter into any partnership, joint venture or similar arrangement.

7.13.        Fiscal Year and Accounting Changes.

Without the consent of Agent, change its fiscal year from June 30 of each calendar year or make any material change (i) in accounting treatment and reporting practices except as required by GAAP, or (ii) in tax reporting treatment except as required by law.

7.14.        Pledge of Credit.

Other than in accordance with Article II hereof, now or hereafter pledge Agent’s or any Lender’s or Term Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance or any Term Loans in or for any business other than the applicable Loan Party’s business as conducted on the date of this Agreement or as permitted under Section 7.9.

7.15.        Amendment of Organizational Documents and Material Agreements.

Amend, modify or waive any term or provision of (a) its certificate of incorporation or by-laws, or any shareholders’ agreement in a manner adverse to Agent or Lenders or Term Lender, unless required by law or (b) any of the agreements set forth on Schedule 5.22 in any material respect without the consent of Agent.

7.16.        Compliance with ERISA.

(i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to materially comply, or permit a member of the Controlled Group to fail to materially comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17.        Prepayment of Indebtedness.

Except as permitted pursuant to Section 7.18, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders or, subject to Section 2.17, Term Lender), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party including, without limitation, except as otherwise provided in Section 2.17, the Term Loans.

7.18.        Senior Secured Notes.

At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Senior Secured Notes, except as expressly required by the terms of the Senior Secured Notes as in effect on the Original Closing Date.  Notwithstanding the foregoing, Borrower may voluntarily prepay, redeem or purchase Senior Secured Notes after the Closing Date utilizing the cash proceeds of the Term Loans.

7.19.        State of Organization.

Change the State in which it is incorporated or otherwise organized, unless it has given Agent not less than thirty (30) days prior written notice thereof.

7.20.        Other Agreements.

Enter into any material amendment, waiver or modification of the Factoring Agreement or any related agreements.

VIII.        CONDITIONS PRECEDENT.

8.1.          Closing Conditions.

The amendment and restatement of the Original Financing Agreement as set forth herein shall become effective only upon, and the agreement of (i) CCM to make Revolving Advances and (ii) Term Lender to extend the Term Loans is subject to the satisfaction, or waiver by Lenders and the Term Lender, of the following conditions precedent:

(a)           Notes.  Agent shall have received the Notes duly executed and delivered by an authorized officer of Borrower;

(b)           Searches.  Agent shall have received UCC, tax and judgment lien searches with respect to each Loan Party in such jurisdictions as Agent shall require, and the results of such searches shall be satisfactory to Agent;

(c)           Corporate Proceedings of Loan Parties.  Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Agent, of the Board of Directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents, the Notes and any related agreements and (ii) the granting by each Loan Party of the security interests in and liens upon the Collateral, in each case certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)           Incumbency Certificates of Loan Parties.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e)           Organizational Documents.  Agent shall have received a copy of the organization documents of each Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of organization together with copies of the bylaws or operating agreement, as applicable, of each Loan Party, certified as accurate and complete by the Secretary of each Loan Party;

(f)            Good Standing Certificates.  Agent shall have received good standing certificates (or the equivalent thereof) for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction of organization and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification, except where the failure to qualify could not reasonably be expected to have a Material Adverse Effect;

(g)           Legal Opinion.  Agent shall have received the executed legal opinion of Zukerman Gore Brandeis & Crossman, LLP, special counsel to the Loan Parties, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Agent and Term Lender may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders and Term Lender;

(h)           No Litigation.  No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Loan Party or against the officers or directors of any Loan Party in connection with this Agreement and/or the Other Documents or any of the transactions contemplated thereby and which could reasonably be expected to have a Material Adverse Effect;

(i)            Fees and Expenses.  Agent shall have received all fees payable to Agent, Lenders or Term Lender on or prior to the Closing Date pursuant to Article III and all other fees and expenses incurred by Agent in connection with the transactions described in this Agreement on or prior to the Closing Date;

(j)            Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel may reasonably request;

(k)           No Material Adverse Change.  (i) Since June 30, 2009, there shall not have occurred any event, condition or state of facts, with respect to Borrower or any Loan Party, which could reasonably be expected to have a Material Adverse Effect; and (ii) no representations made or information supplied to Agent and Lenders or Term Lender shall have been proven to be inaccurate or misleading in any material respect;

(l)            Closing Certificate.  Agent shall have received a closing certificate signed by the Chief Financial Officer of Loan Parties dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) each Loan Party is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(m)          Intentionally Omitted.

(n)           Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions described in this Agreement shall be reasonably satisfactory in form and substance to Agent, Lenders, Term Lender and their respective counsel.

Each Lender and Term Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved this Agreement and each Other Document and each other document required to be approved by any Agent, the Required Lenders, Term Lender or Lenders, as applicable on the Closing Date.

8.2.          Conditions to Each Advance and Each of the Term Loans.

The agreement of Lenders to make any Advance requested to be made on any date, and the agreement of Term Lender to make any Term Loans, is subject to the satisfaction of the following conditions precedent as of the date such Advance or Term Loans is made:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representation or warranty is stated to be true as of an earlier date, in which case it shall have been true as of such date);

(b)           No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lenders in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)           Maximum Amounts.  In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances shall not exceed the maximum amount of Revolving Advances permitted under Section 2.1  In the case of any Term Loans requested to be made, after giving effect thereto, the aggregate principal amount of the Term Loans at any time extended shall not exceed the sum of $5,000,000.

Each request for an Advance and/or any Term Loans by Borrower hereunder shall constitute a representation and warranty by Loan Parties as of the date of such Advance and/or Term Loans that the conditions contained in this subsection shall have been satisfied.

8.3.          Conditions to Each Term Loan.

The agreement or the Term Lender to make any Term Loan requested to be made on any date is subject to the satisfaction of the condition precedent, as of the date such Term Loan is made, that the original principal amount of such Term Loan does not exceed the lesser of:  (i) the unused portion of the Term Loan Commitment at such time; and (ii) the aggregate purchase price for the Senior Secured Notes to be purchased with the proceeds of such Term Loan, plus accrued interest payable on such Senior Secured Notes, plus the fees and expenses of such purchase.

IX.           INFORMATION AS TO BORROWER.

Each Loan Party shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.          Disclosure of Material Matters.

Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor with respect to any material amount of Receivables.

9.2.          Schedules.

(a)           Deliver to Agent, on or before the twentieth (20th) day of each month as and for the prior month (or more frequently if required by Agent), (i) a Borrowing Base Certificate (which shall be calculated as of the last day of the immediately preceding month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), (ii) accounts receivable agings, (iii) accounts payable agings, (iv) Inventory reports and (iv) management reports setting forth the order, shipping and production position of Loan Parties.  In addition, each Loan Party shall deliver to Agent at such intervals as Agent may require:  (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications.  In addition to the foregoing, Loan Parties shall deliver a Borrowing Base Certificate to Agent within five (5) days of the Closing Date. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder so long as it acts in good faith and otherwise accordance with the terms of this Agreement. Agent shall provide copies of the foregoing materials to each Lender with a Commitment Percentage with respect to Revolving Advances that is greater than zero, promptly after receipt from Borrower.

(b)           The items to be provided under Section 9.2(a) are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.          Environmental Reports.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of each Loan Party stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health.  To the extent any Loan Party is not in compliance in all material respects with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Loan Parties will implement in order to achieve full compliance.

9.4.          Litigation.

Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance which in any such case could reasonably be expected to have a Material Adverse Effect.

9.5.          Material Occurrences.

Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Senior Note Documentation; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Senior Note Documentation; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (f) each and every default of which a Loan Party has received a default notice which might result in the acceleration of the maturity of any Indebtedness in excess of $1,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of any Loan Parties which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6.          Government Receivables.

Notify Agent immediately if any of its Receivables in excess of $500,000 arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7.          Annual Audited Financial Statements.

Furnish Agent and Lenders and Term Lender within one hundred twenty (120) days after the end of each fiscal year of Loan Parties annual information that would be required to be contained in a filing with the SEC on Form 10-K if Borrower was required to file such form, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of the Loan Parties on a Consolidated Basis (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Borrower and its Restricted Subsidiaries (as that term is defined in the Senior Note Indenture) separate from the financial condition and results of operations of the Unrestricted Subsidiaries (as that term is defined in the Senior Note Indenture) of the Borrower, if any), audited by an independent public accounting firm selected by Loan Parties and satisfactory to Agent (the “Accountants”).   The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused the Agreement to be reviewed, and (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 6.8.  In addition, the reports shall be accompanied by a certificate of Borrower’s Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event, and such certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 6.8.

9.8.          Semi-Annual Reviewed Financial Statements.

Furnish to Agent and Lenders and Term Lender within one hundred twenty (120) days after the end of the second fiscal quarter of Loan Parties quarterly information that would be required to be contained in a filing with the SEC on Form 10-Q if Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Loan Parties on a Consolidated Basis (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Borrower and its Restricted Subsidiaries (as that term is defined in the Senior Note Indenture) separate from the financial condition and results of operations of the Unrestricted Subsidiaries (as that term is defined in the Senior Note Indenture) of the Borrower, if any), reviewed by the Accountants.  In addition to the financial information provided above, Borrower will provide a balance sheet, statement of income and equityholders’ equity and statement of cash flow setting forth a comparison of the figures for (x) the current year-to-date with the figures for (y) the same year-to-date period of the immediately preceding fiscal year, and (z) the projections for such year-to-date period delivered pursuant to Section 9.12.  The financial statements shall be accompanied by a certificate signed by the Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such default and, such certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 6.8.

9.9.          Quarterly Internally Prepared Financial Statements.

Furnish Agent and Lenders and Term Lender within sixty (60) days after the end of each first and third fiscal quarter of Loan Parties, an unaudited balance sheet of Loan Parties on a Consolidated Basis and unaudited statements of income and equityholders’ equity and cash flow of Loan Parties on a Consolidated Basis reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties.  Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (w) the current fiscal period and (x) the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding fiscal year and (z) the projections for such fiscal period and year-to-date period delivered pursuant to Section or Section 9.12, as applicable.  The financial statements shall be accompanied by a certificate of Borrower’s Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event and, such certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Section 6.8.

9.10.        Other Reports.

Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of (i) such financial statements, reports and returns as Loan Parties shall send to their stockholders or members and (ii) all notices sent pursuant to the Senior Note Documentation.

9.11.        Additional Information.

Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Loan Parties including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, or the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound, in the case of this clause (c), which could reasonably be expected to have a Material Adverse Effect.

9.12.        Projected Operating Budget.

Furnish Agent, no later than May 31 of each year, a month by month projected operating budget and cash flow of Loan Parties on a Consolidated Basis for the fiscal year to commence on the succeeding July 1 (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter and proposed business plan for such fiscal year including, without limitation, Letters of Credit anticipated to be required during each such period), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.  In addition, Loan Parties will provide Agent with such projections and business plans as and when requested by Agent in connection with any request by Loan Parties to increase or permanently reduce the amount of Advances available under this Agreement.  All such projections and business plans are subject to the written approval of Agent in its sole discretion before such projections and business plans shall be effective for purposes of this Agreement.

9.13.        Variances From Operating Budget.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, 9.8 and 9.9, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12, and a discussion and analysis by management with respect to such variances.

9.14.        Notice of Suits, Adverse Events.

Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent or any Lender or Term Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Parties.

9.15.        ERISA Notices and Requests.

Furnish Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16.        Additional Documents.

Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.            EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1         Failure by any Loan Party to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2         (i) Failure by any Loan Party to perform, keep or observe any provision of Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.9 (except with respect to the (x) first sentence thereof if non-compliance has not, in Agent’s reasonable credit judgment, resulted in a Material Adverse Effect, and (y) second sentence thereof), 4.10, 4.11, 6.8, Article VII or (ii) any representation or warranty made or deemed made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3         Failure by any Loan Party to (i) furnish financial information when due or when requested which is unremedied for a period of fifteen (15) days, or (ii) permit the inspection of its books or records;

10.4         Issuance of a notice of Lien, levy, assessment, injunction or attachment (other than Permitted Encumbrances) against a material portion of any Loan Party’s property which is not stayed or lifted within thirty (30) days;

10.5         Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document, now or hereafter entered into between any Loan Party, Agent and/or any Lender or Term Lender (to the extent such breach is not otherwise embodied in any other provision of this Article X for which a different grace or cure period is specified or which constitute an immediate Event of Default under this Agreement or the Other Documents), which is not cured within twenty (20) days after the occurrence of such Event of Default;

10.6         Any judgment or judgments are rendered or judgment liens filed against one or more of Loan Parties for an aggregate amount in excess of $1,000,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

10.7         Any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8         Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9         Intentionally Omitted;

10.10       Intentionally Omitted;

10.11       Any Lien created hereunder or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except with respect to Liens on Collateral subject to such Permitted Encumbrances which pursuant to provisions of this Agreement, may be senior to the Liens in favor of Agent for the benefit of Issuers, Lenders and Term Lender;

10.12       An event of default has occurred and been declared under the Senior Note Documentation or any Factoring Agreement which default shall not have been cured or waived within any applicable grace period and for which Senior Note Agent or the Factor, as applicable, is permitted to take action pursuant to the terms of the Senior Secured Notes as in effect on the Closing Date or any Factoring Agreement, as applicable;

10.13       A default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which could or does result in at least $1,000,000 of Indebtedness becoming due and payable prior to its scheduled maturity which default is not cured within any applicable grace period;

10.14       Termination or breach of any Guaranty, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any Guaranty;

10.15       Any Change of Control shall occur;

10.16       Any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent;

10.17       (i) Any Governmental Body shall revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Loan Party (the continuation of which is material to the continuation of any Loan Party’s business), (ii) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18       Any portion of the Collateral having a value in excess of $1,000,000 shall be seized or taken by a Governmental Body; or

10.19       An event or condition specified in Section 7.16 or Section 9.15 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Loan Parties or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

XI.           LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.        Rights and Remedies.

Upon the occurrence of (i) an Event of Default pursuant to Section X.10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances and the Term Lender to make any Term Loans shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and the Term Lender to make any Term Loans, and (iii) a filing of a petition against any Loan Party in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances and the Term Lender to make any Term Loans hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party.  Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Subject to Section 4.10, following the occurrence and during the continuance of an Event of Default, Agent may enter any Loan Party’s premises or other premises without legal process and, subject to applicable law, without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may following the occurrence and during the continuance of an Event of Default sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender or Term Lender may bid for and become the purchaser, and Agent, any Lender, Term Lender, or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party.  Agent may specifically disclaim any warranties of title or the like at any sale of Collateral.  In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.

11.2.        Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered by Agent as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of Agent in connection with enforcing the rights of Term Lender and the Lenders under this Agreement and the Other Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement until paid in full;

SECOND, to payment of any fees owed to Agent until paid in full;

THIRD, to the payment of all Obligations (calculated after taking into account the application of cash collateral held by Agent pursuant to Section 3.2(b)) relating to accrued fees and interest (including without limitation all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on Advances other than Revolving Advances and the Term Loans until paid in full;

FOURTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit in an amount not to exceed 105% of the undrawn amount of such Letters of Credit and calculated after taking into account the application of cash collateral held by Agent pursuant to Section 3.2(b)), other than Revolving Advances and Bank Products and the Term Loans, pro rata according to the applicable Lenders’ Commitment Percentages, until paid in full;

FIFTH, to the payment of the outstanding amount of the Obligations consisting of Bank Products, until paid in full;

SIXTH, to the payment of all Obligations relating to accrued fees and interest (including without limitation all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on Revolving Advances until paid in full;

SEVENTH, to the payment of the outstanding principal amount of Revolving Advances, pro rata according to the applicable Lenders’ Commitment Percentages, until paid in full;

EIGHTH, to the payment of all accrued fees and interest on the Term Loans owed to Term Lender until paid in full;

NINTH, to the outstanding principal amount of the Term Loans owed to Term Lender until paid in full;

TENTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “NINTH” above;

ELEVENTH, to the payment of the surplus, if any, to Borrower or whoever else may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances (excluding the Term Loan) held by such Lender bears to the aggregate then outstanding Advances (excluding the Term Loan)) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH”, “SIXTH”, “SEVENTH” and “TENTH” above; (iii) Term Lender shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Term Loans held by such Term Lender bears to the aggregate then outstanding Term Loans) of amounts available to be applied pursuant to clauses “EIGHTH” and “NINTH” and (iv) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit in an amount greater than the Cash Collateral previously received pursuant to Section 3.2(b), such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” through “TENTH” above in the manner provided in this Section 11.2.

For purposes of the foregoing, (other than clause “TENTH”), “paid in full” means payment in cash of all amounts owing under this Agreement and the Other Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any bankruptcy or similar proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any bankruptcy or similar proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any bankruptcy or similar proceeding; provided, however, that for the purposes of clause “ELEVENTH”, “paid in full” means payment in cash of all amounts owing under this Agreement and the Other Documents according to the terms thereof which are not covered by clauses “FIRST” through “TENTH”, including, without duplication, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any bankruptcy or similar proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any bankruptcy or similar proceeding.

Proceeds arising from the sale or other disposition of any Collateral at a time when no Event of Default exists shall only be applied to Obligations relating to Advances and not to Obligations relating to the Term Loans unless Agent and Required Lenders, in their sole and absolute discretion, otherwise consent to such application of proceeds to Obligations relating to the Term Loans.

11.3.        Agent’s Discretion.

Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ or Term Lender’s rights hereunder.

11.4.        Setoff.

In addition to any other rights which Agent, any Lender, Term Lender or any Issuer may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent, such Lender, such Term Lender  and such Issuer shall have a right to apply any Loan Party’s property held by Agent, such Lender, such Term Lender, or such Issuer to reduce the Obligations, in the order and manner provided in this Agreement.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders and Term Lender agrees that (a) it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender or Term Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender or Term Lender and (b) it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders and Term Lender that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

11.5.        Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XII.         WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.        Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein or which cannot be waived under applicable law.

12.2.        Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3.        Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.        EFFECTIVE DATE AND TERMINATION.

13.1.        Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Loan Parties, Agent and each Lender and Term Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (x) June 10, 2011 (the “Original Term”), (y) the acceleration of all Obligations pursuant to the terms of this Agreement or (z) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”).  Loan Parties may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2.        Termination.

The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Issuer’s or any Lender’s or Term Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent, Issuers, Lenders and Term Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished Agent, Issuers, Lenders and Term Lender with an indemnification satisfactory to Agent, Term Lender, Issuers, and Lenders with respect thereto.  Accordingly, each Loan Party waives any rights which it may have under Section 9-513(c) of the UCC to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV.        REGARDING AGENT.

14.1.        Appointment.

Each Lender and Term Lender hereby designates HSBC to act as Agent for such Lender or Term Lender under this Agreement and the Other Documents.  Each Lender and Term Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders, or for the benefit of Term Lender, as applicable.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.        Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  None of Agent, any Lender, Term Lender or any Issuer nor any of their respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Loan Parties to perform their respective obligations hereunder.  Agent shall not be under any obligation to any Lender or Term Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party.  The duties of Agent as respects the Advances and the Term Loans shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or Term Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.        Lack of Reliance on Agent and Resignation.

(a)           Independently and without reliance upon Agent, any Issuer or any other Lender or Term Lender, each Lender and Term Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances and Term Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or Term Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or the Term Loans or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof.  Agent shall not be responsible to any Lender or Term

Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

(b)                                 Agent may resign on sixty (60) days’ written notice to each of the Lenders, Term Lender and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties.  If no such successor Agent is appointed at the end of such sixty (60) day period, Agent may designate one of the Lenders as a successor Agent.

(c)                                  Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.                        Certain Rights of Agent.

If Agent shall request instructions from Lenders and/or Term Lender with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, neither any of the Lenders nor Term Lender shall have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders given in good faith.

14.5.                        Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6.                        Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender, Term Lender or a Loan Party referring to this Agreement or the Other

Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders and Term Lender.  Agent shall take such action with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default (including, without limitation, the institution of the Default Rate pursuant to Section 3.1 hereof) as it shall deem advisable in the best interests of Lenders and Term Lender.

14.7.                        Indemnification.

To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender and Term Lender will reimburse and indemnify Agent and each Issuer in proportion to its Commitments as a percentage of the Maximum Loan Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent and such Issuer in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, neither Lenders nor Term Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the indemnified party’s gross (not mere) negligence or willful misconduct.

14.8.                        Agent in its Individual Capacity.

With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders or Term Lender.

14.9.                        Delivery of Documents.

To the extent Agent receives documents and information from Loan Parties pursuant to Sections 9.7, 9.8 and 9.9 and any Lender or Term Lender does not receive such items, Agent will promptly upon request furnish such documents and information to any Lender or Term Lender requesting same.

14.10.                  Intentionally Deleted.

14.11.                  Agent under Collateral Documents and Guaranty.

Subject to Section 16.2, without further written consent or authorization from Lenders or Term Lender, Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 16.2) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 15.14 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 16.2) have otherwise consented.  Without limiting the generality of the foregoing, upon the termination of the Commitments and the Term Loan Commitment and the payment of all Obligations then due and payable and the cancellation, expiration or cash collateralization (in a manner reasonably acceptable to Agent, but in no event to exceed 105% of the face amount thereof) of all Letters of Credit, (i) the Liens created by the Collateral Documents shall terminate and all rights to the Collateral shall revert to the applicable Loan Party, and (ii) Agent will, upon a Loan Party’s request and at such Loan Party’s expense, (x) return to such Loan Party such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms of this Agreement and the Other Documents and (y) at such Loan Party’s expense, execute and deliver to such Loan Party such UCC termination statements, releases, mortgage releases, discharges of security interests, reassignments of Intellectual Property, terminations of control agreements and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary to release, of record, the Liens and security interests granted pursuant to this Agreement and any Other Documents as such Loan Party shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever.

XV.                            GUARANTEE.

15.1.                        Guaranty.

Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations.  Each payment made by any Guarantor pursuant to this Guarantee shall be made in lawful money of the United States in immediately available funds.

15.2.                        Waivers.

Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that Agent, any Lender or Term Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (v) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent.

15.3.                        No Defense.

No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

15.4.                        Guaranty of Payment.

The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XV, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions.  Each Guarantor waives any right to require that any resort be had by Agent, any Lender or Term Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent, any Lender or Term Lender in favor of any Loan Party or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing.  Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

15.5.                        Liabilities Absolute.

The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(i)                                     any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(ii)                                  any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(iii)                               the failure of Agent, any Lender or Term Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(iv)                              any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(v)                                 any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(vi)                              any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances or other financial accommodations to the Borrower pursuant to this Agreement and/or the Other Documents.

15.6.                        Waiver of Notice.

Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

15.7.                        Agent’s Discretion.

Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

15.8.                        Reinstatement.

(a)                                  The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender or Term

Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders and Term Lender for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b)                                 Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c)                                  No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d)                                 If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)                                  Excluding all intercompany transfers permitted under this Agreement (except following the occurrence and during the continuance of an Event of Default), all present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Issuers, Lenders and Term Lender as security for such Guarantor’s liability to Agent, Issuers, Lenders and Term Lender hereunder and are postponed and subordinated to Agent’s prior right to payment in full of Obligations.  Except to the extent prohibited otherwise by this Agreement, all monies (but if no Event of Default has occurred and is continuing, excluding those intercompany transfers permitted under this Agreement) received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent.  This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f)                                    Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent.  Each Loan Party agrees to give full effect to the provisions hereof.

15.9.                        Action Upon Event of Default.

Upon the occurrence and during the continuance of any Event of Default, Agent may and upon written request of the Required Lenders shall, without notice to or demand upon any Loan Party or any other Person, declare any obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor.  Upon such declaration by Agent, Agent and Lenders are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other indebtedness at any time owing by Agent or Lenders to or for the credit or the account of any Guarantor against any and all of the obligations of each Guarantor now or hereafter existing hereunder, whether or not Agent or Lenders shall have made any demand hereunder against any other Loan Party and although such obligations may be contingent and unmatured.  The rights of Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which Agent and Lenders may have.  Upon such declaration by Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Claims”), Agent shall have the full right on the part of Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money.  Each Guarantor will receive as trustee for Agent and will pay to Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims.  Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to Agent, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to Agent.  Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

15.10.                  Statute of Limitations.

Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others (including any Lenders or Term Lender) with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Agent, Lenders or Term Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

15.11.                  Interest.

All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to Domestic Rate Loans constituting Revolving Advances.

15.12.                  Guarantor’s Investigation.

Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents.  Each Guarantor has made an independent investigation of the Loan Parties and of the financial condition of the Loan Parties.  Neither Agent nor any Lender nor Term Lender has made and neither Agent nor any Lender nor Term Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has Agent or any Lender or Term Lender made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Article XV applies as specifically herein set forth, nor has Agent, any Lender or Term Lender, or any officer, agent or employee of Agent, any Lender or Term Lender, or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

15.13.                  Termination.

The provisions of this Article XV shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.

15.14.                  Discharge of Guaranty Upon Sale of Guarantor.

If all of the stock (or other ownership interest) of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any beneficiary or any other Person effective as of the time of such sale.

XVI.                        MISCELLANEOUS.

16.1.                        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in New York County, State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to each Loan Party at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender or Term Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction.  Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by any Loan Party against Agent or any Lender or Term Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the City of New York, State of New York.

16.2.                        Entire Understanding; Amendments.

(a)                                  This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and Term Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Loan Parties’, Agent’s, each Lender’s and Term Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Lenders, Agent with the consent in writing of the Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)                                     increase the Commitment Percentage of any Lender;

(ii)                                  increase the Inventory Advance Cap or the Maximum Loan Amount;

(iii)                               extend the Term or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any scheduled principal payment or fee payable by Loan Parties to Lenders pursuant to this Agreement;

(iv)                              alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b);

(v)                                 release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000;

(vi)                              change the rights and duties of Agent;

(vii)                           permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Revolving Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Revolving Formula Amount; or

(viii)                        increase the Advance Rates above the Advance Rates in effect on the Closing Date.

and provided, further, that without the consent of Term Lender, neither the Term nor the due date for any amount payable hereunder with respect to the Term Loans may be extended, nor the rate of interest applicable to the Term Loans or the principal amount of the Term Loans may be reduced.

Any such supplemental agreement shall apply equally to each Lender and Term Lender and shall be binding upon Loan Parties, Lenders, Term Lender and Agent and all future holders of the Obligations.  In the case of any waiver, Loan Parties, Agent and Lenders and Term Lender shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(c)                                  In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such Lender shall not respond or reply to Agent in writing within ten (10) days of delivery of such report, such Lender shall be deemed to have consented to the matter that was the subject of the request.  In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then HSBC may, at its option, require such Lender to assign its interest in the Advances to HSBC or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Loan Parties.  In the event HSBC elects to require any Lender to assign its interest to HSBC or to the Designated Lender, HSBC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to HSBC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, HSBC or the Designated Lender, as appropriate, and Agent.

(d)                                 Intentionally Omitted.

(e)                                  Anything contained herein to the contrary notwithstanding, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 16.2, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Non-Consenting Lender, Borrower may, by giving written notice to Agent and any Non-Consenting Lender of its election to do so, elect to cause such Non-Consenting Lender (and such Non-Consenting Lender irrevocably agrees) to assign its outstanding Advances and its Commitments to a Transferee (each a “Replacement Lender”) in accordance with the provisions of Section 16.3; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Non-Consenting Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Advances of the Non-Consenting Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Non-Consenting Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Non-Consenting Lender pursuant to Section 3.3; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Non-Consenting Lender pursuant to Section 2.2(g), 3.6, 3.8 or 3.9.  Upon the prepayment of all amounts owing to any Non-Consenting Lender and the termination of such Non-Consenting Lender’s Commitments, if any, such Non-Consenting Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Non-Consenting Lender to indemnification hereunder shall survive as to such Non-Consenting Lender.

16.3.                        Successors and Assigns; Participations; New Lenders.

(a)                                  This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, Term Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)                                 Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders or Term Lender may at any time and from time to time sell participating interests in the Advances or the Term Loans to other financial institutions or entities regularly engaged in making or investing in loans or debt securities (each such transferee or purchaser of a participating interest, a “Transferee”).  Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances or the Term Loans held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Loan Parties shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender or Term Lender which granted an interest in its Advances or Term Loans or other Obligations payable hereunder to such Transferee had such Lender or Term Lender retained such interest in the Advances or Term Loans hereunder or other Obligations payable hereunder and in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances, Term Loans or other Obligations payable hereunder to both such Lender or Term Lender and such Transferee.  Loan Parties hereby grant to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.

(c)                                  Any Lender or Term Lender may, with the consent of Agent and Loan Parties, which consent shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions or other entities regularly engaged in making or investing in loans or debt securities, and one or more additional banks or financial institutions may commit to make Advances hereunder, in minimum amounts of not less than $5,000,000, and prior to the making the Term Loans, the Term Lender may transfer its Term Loan Commitment to one or more of its Affiliates (each of the foregoing assignees and transferees, a “Purchasing Lender”), in each case pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender or Term Lender, and Agent and delivered to Agent for recording.  Notwithstanding the foregoing, the consent of Agent and Loan Parties shall not be required in the case of an assignment by a Lender or Term Lender to another Lender or to an Affiliate of a Lender, or Term Lender, and the consent of Loan Parties shall not be required at any time that an Event of Default or a Default has occurred and is continuing hereunder.   Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender or Term Lender thereunder with (if applicable) a Commitment Percentage as set forth therein, and (ii) the transferor Lender or Term Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages (if applicable) arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Loan Parties hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender or Term Lender under this Agreement and the Other Documents in accordance with this subsection.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances and/or the Term Loans owing to each Lender and Term Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Loan Parties, Agent and Lenders and Term Lender may treat each Person whose name is recorded in the Register as the owner of the Advance or Term Loans recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Loan Parties or any Lender or Term Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(e)                                  Subject to Section 16.15, Loan Parties authorize each Lender and Term Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender’s or Term Lender’s possession concerning Loan Parties which has been delivered to such Lender or Term Lender by or on behalf of Loan Parties pursuant to this Agreement or in connection with such Lender’s or Term Lender’s credit evaluation of Loan Parties.

(f)                                    (i)                                     Each Lender and Term Lender or Participant agrees that it will deliver to Borrower and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”))

certifying its status (i.e., U.S. or foreign person) and, if a foreign person, making a claim of exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  Such delivery may be made by electronic transmission as described in §1.1441-1(e)(4)(iv) of the Regulations if Agent establishes an electronic delivery system.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(ii)                                  Each Lender and Term Lender or Participant required to deliver to Borrower and Agent a valid Withholding Certificate pursuant to Section 16.3(f)(i) hereof shall deliver such valid Withholding Certificate as follows:  (A) each Lender and Term Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Loan Parties hereunder for the account of such Lender or Term Lender ; (B) each Purchasing Lender or Participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of any applicable assignment or participation.  Each Lender and Term Lender or Participant which so delivers a valid Withholding Certificate further undertakes to deliver to Loan Parties and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Loan Parties or Agent.

(iii)                               Notwithstanding the submission of a Withholding Certificate claiming any exemption from U.S. withholding tax required under Section 16.3(f)(ii) hereof, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations.  Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Lender or Term Lender or Participant for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

(iv)                              No Purchasing Lender, Participant or Transferee shall be entitled to receive any greater amount pursuant to Section 3.9 than the transferor Lender or Term Lender would have been entitled to receive in respect of the amount assigned or transferred by such transferor Lender or Term Lender to such Purchasing Lender, Participant or Transferee had no such assignment or transfer occurred.

16.4.                        Application of Payments.

Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Loan Party makes a payment or Agent, any Lender or Term Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender or Term Lender .

16.5.                        Indemnity.

(a)                                  Each Loan Party shall indemnify Agent, each Issuer, each Lender, Term Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent, such Issuer or any Lender or Term Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent, any Issuer, any Lender or Term Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

(b)                                 In connection with the issuance of any Letter of Credit or Air Release/Steamship Guarantee, each Loan Party shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, reasonable cost, expense or liability, including, without limitation, any claims, damages, costs and expenses, and reimbursement obligations with respect to cargo value, incurred by the issuer of any Air Release/Steamship Guarantee to the steamship line or airway carrier to which such Air Release/Steamship Guarantee is issued, and other payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any Lender or any Issuer arising out of, or in connection with, any Letter of Credit or Air Release/Steamship Guarantee to be issued or created for the Borrower

(c)                                  Each Loan Party shall defend and indemnify Agent, Lenders and Term Lender, and hold Agent, Lenders, Term Lender and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by Agent, Lenders or Term Lender (i) under or on account of such Loan Party’s violation of any applicable Environmental Laws, including, without limitation, the assertion of any Lien thereunder, and/or (ii) with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge or presence of Hazardous Substances resulting from actions on the part of Agent or any Lender or Term Lender.

16.6.                        Notice.

Any notice or request hereunder may be given to any Loan Party or to Agent, any Lender or Term Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 16.6.  Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt.  Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Agent or HSBC:	HSBC Bank USA
452 Fifth Avenue
New York, New York 10018
		Attention:	Lisa H. Augustus
		Telephone:	212-525-5147
		Facsimile:	212-525-5257

	with a copy to:	Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
		Attention:	Steven Seif, Esq.
		Telephone:	212-478-7200
		Telecopier:	212-478-7400

(B)	If to any other Lender or Term Lender, as specified on the signature pages hereof.

(C)	If to Borrower	Rafaella Apparel Group, Inc.
	or any Loan Party:	1411 Broadway
New York, NY 10018
		Attention:	Lance Arneson
		Telephone:	212-403-0300
		Facsimile:	212-764-9275

	with a copy to:	Zukerman Gore Brandeis &Crossman LLP
875 Third Avenue
New York, New York 10022
		Attention:	Clifford A. Brandeis, Esq.
		Telephone:	212-223-6700
		Facsimile:	212-223-6433

16.7.                        Survival.

The obligations of Loan Parties under Sections 2.2(g), 3.6, 3.8, 4.19(h) and 16.5 and the obligations of Lenders and Term Lender under Section 14.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.                        Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.                        Expenses.

All costs and expenses including, without limitation:

(a)                                  reasonable attorneys’ fees and disbursements incurred by Agent and, with respect to clause (iv) below, the applicable Lenders or Term Lender, (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s, any Lender’s or Term Lender’s transactions with Loan Parties under this Agreement or the Other Documents, or (v) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all related agreements; and

(b)                                 reasonable fees and disbursements incurred by Agent or Agent on behalf of Lenders and of Term Lender in connection with any appraisals of Inventory or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements, provided that so long as no Default or Event of Default has occurred and is continuing, the Loan Parties’ obligation with respect to such fees and disbursements for field examinations shall be limited to two (2) such field examinations in any calendar year;

may be charged to Borrower’s Account and shall be part of the Obligations.

16.10.                  Injunctive Relief.

Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders and Term Lender; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.                  Consequential Damages.

None of Agent, any Issuer, any Lender, Term Lender, nor any agent or attorney for any of them, shall be liable to any Loan Parties for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

16.12.                  Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.                  Counterparts; Telecopied Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission or other electronic transmission (including via “pdf” or similar format) shall be deemed to be an original signature hereto.

16.14.                  Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.                  Confidentiality; Sharing Information.

(a)                                  Agent, each Lender, Term Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender, Term Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s or Term Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender, Term Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender, Term Lender, or to any prospective Transferees and Purchasing Lenders which agree to hold such non-public information confidential in a manner similar to the provisions of this Section 16.15, and (iii) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (x) unless specifically prohibited by applicable law or court order, Agent, each Lender, Term Lender and each Transferee shall use reasonable efforts prior to disclosure thereof, to notify Loan Parties of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender, Term Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (y) in no event shall Agent, any Lender, Term Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender or Term Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b)                                 Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender, or by one or more Subsidiaries or Affiliates of such Lender, and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of this Section 16.15 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

16.16.                  Publicity.

Each Loan Party hereby authorizes Agent, in consultation with the Borrower, to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.  In addition, each Loan Party authorizes Agent to include such Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Agent for use in publications, company brochures and other marketing materials of Agent.

Each of the parties has signed this Financing Agreement as of the day and year first above written.

RAFAELLA APPAREL GROUP, INC.,
as Borrower

By:	/s/ Lance D. Arneson
Name:	Lance D. Arneson
Title:	Chief Financial Officer

VERRAZANO, INC.,
as Guarantor

By:	/s/ Lance D. Arneson
Name:	Lance D. Arneson
Title:	Vice President

Signature page to Amended and Restated Financing Agreement

HSBC BANK USA, NATIONAL ASSOCIATION,
as Agent and as a Lender

By:	/s/ Lisa H. Augustus
Name:	Lisa H. Augustus
Title:	Vice President

Commitment with respect to Letters of Credit and/or Air Releases/Steamship Guarantees: $20,000,000

Signature page to Amended and Restated Financing Agreement

CERBERUS CAPITAL MANAGEMENT, L.P.,
as a Lender and as Term Lender

By:	/s/ Jeff Lomasky
Name:	Jeff Lomasky
Title:	Senior Managing Director

Commitment with respect to Revolving Advances: $5,000,000
Term Loan Commitment: $5,000,000

Address for Notices:

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10178
Attention:	Mark Neporent
Telephone:	(212) 891-2153
Facsimile:	(212) 891-1540

Signature page to Amended and Restated Financing Agreement